     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             INTERNETCONNECT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  NEVADA                                      4813                                    95-4713175
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                 CLASSIFICATION NUMBER)                     IDENTIFICATION NUMBER)

                              4499 GLENCOE AVENUE
                            MARINA DEL REY, CA 90292
                                 (800) 896-7467
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               CLIFFORD H. YOUNG
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                                 JOHN W. COMBS
                            CHIEF EXECUTIVE OFFICER
                             INTERNETCONNECT, INC.
                              4499 GLENCOE AVENUE
                            MARINA DEL REY, CA 90292
                                 (800) 896-7467
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENTS FOR SERVICE)

                                   COPIES TO

              THOMAS J. POLETTI, ESQ.                             KENNETH M. DORAN, ESQ.
               SUSAN B. KALMAN, ESQ.                            GIBSON, DUNN & CRUTCHER LLP
             KATHERINE J. BLAIR, ESQ.                             333 SOUTH GRAND AVENUE
            KIRKPATRICK & LOCKHART LLP                         LOS ANGELES, CALIFORNIA 90071
        9100 WILSHIRE BLVD., 8TH FLOOR EAST                      TELEPHONE (213) 229-7000
          BEVERLY HILLS, CALIFORNIA 90212                        FACSIMILE (213) 229-7520
             TELEPHONE (310) 273-1870
             FACSIMILE (310) 274-8357

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
TITLE OF EACH CLASS                                             AGGREGATE OFFERING          AMOUNT OF
OF SECURITIES TO BE REGISTERED                                       PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value per share.....................       $100,000,000              $26,400
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued April 27, 2000

                                              Shares

                             [InternetConnect Logo]

                                  COMMON STOCK

                           -------------------------

WE ARE OFFERING           SHARES OF OUR COMMON STOCK. THIS IS OUR INITIAL PUBLIC
OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE
THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND $     PER
SHARE.
                           -------------------------

WE INTEND TO APPLY FOR THE QUOTATION OF OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "INCN."
                           -------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                           -------------------------
                              PRICE $      A SHARE
                           -------------------------

                                                       UNDERWRITING
                                         PRICE TO      DISCOUNTS AND      PROCEEDS TO
                                          PUBLIC        COMMISSIONS     INTERNETCONNECT
                                         --------      -------------    ---------------
Per Share.............................            $               $                 $
Total.................................  $                         $                 $

We have granted the underwriters the right to purchase up to an additional shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
              , 2000.
                           -------------------------
MORGAN STANLEY DEAN WITTER                              BEAR, STEARNS & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
              , 2000

                               INSIDE FRONT COVER

                            [ARTWORK TO BE INSERTED]

     Our artwork will consist of diagrams displaying our network and services and how our customers interact with our solutions. Descriptive captions will be used to describe the diagrams. In addition, we plan to use our corporate logo which contains the word "InternetConnect."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Special Note Regarding Forward-Looking Statements...........   11
Use of Proceeds.............................................   12
Dividend Policy.............................................   12
Capitalization..............................................   13
Dilution....................................................   14
Selected Financial Data.....................................   16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   17
Business....................................................   25
Management..................................................   39
Certain Transactions........................................   46
Principal Stockholders......................................   48
Description of Capital Stock................................   50
Shares Eligible for Future Sale.............................   53
Underwriters................................................   55
Legal Matters...............................................   58
Experts.....................................................   58
Where You Can Find More Information about InternetConnect...   58
Index to Financial Statements...............................  F-1

                                ---------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     UNTIL                , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

                                INTERNETCONNECT

     InternetConnect is a leading provider of broadband networking solutions to small and medium-sized businesses. We also provide a range of network access solutions to remote users and branch locations of larger enterprises. We believe that our services enable our customers to communicate, transact and manage their businesses more efficiently. We own, manage and control a nationwide data communications network that allows us to offer high-quality integrated turnkey solutions. Our services combine the speed and efficiency of digital subscriber line, or DSL, technologies with the reliability and security of our advanced private network. Our suite of services includes wide-area private networking, high-speed DSL Internet access, applications hosting, Web hosting and dial-up and remote access to the Internet and private computer networks. By the end of 2000, we plan to roll out additional value-added services, including video conferencing and voice services over our data network.

     The InternetConnect solution consists of five key elements:

     - Integrated solutions for high-speed connectivity, private networking and applications hosting services from a single provider;

     - Robust wide-area networking capabilities at substantially lower prices than available from traditional sources;

     - High-speed dedicated connections to our network and the Internet, primarily through DSL technology;

     - Owned and managed nationwide ATM backbone that provides high-speed, secure and reliable networking solutions; and

     - Superior customer service 24 hours-a-day, seven days-a-week.

     High-speed connectivity has become important to small and medium-sized businesses because of the dramatic increase in Internet usage and the rapid growth of the Internet as a commercial medium. According to the International Data Corporation, or IDC, there were approximately 200 million Internet users worldwide in 1999, which is forecasted to grow to approximately one billion by 2005. Small and medium-sized businesses are experiencing an increasing need for high-speed Internet connections to enable them to maintain complex Websites, access critical business information and communicate efficiently with employees, customers and business partners.

     We currently operate in 34 major metropolitan markets, including New York, Los Angeles, Chicago, San Francisco and Washington, D.C. We began offering DSL connectivity in August 1998. At the end of 1999, we had approximately 3,150 lines in service. As of March 31, 2000, we had more than doubled the number of DSL lines in service to greater than 6,400 and had a backlog of 3,500 DSL lines that were in the process of being installed.

                                  THE OFFERING

Common stock offered.................                shares

Common stock to be outstanding after
the offering.........................                shares

Use of proceeds......................      Sales and marketing, working capital
                                           and general corporate purposes. See
                                           "Use of Proceeds" on page 12.

Proposed Nasdaq National Market
symbol...............................      INCN

     The number of shares of our common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding on April 26, 2000. The number of shares that will be outstanding after this offering excludes:

     - 6,041,174 shares of common stock issuable upon exercise of stock options outstanding as of April 17, 2000 at a weighted average price of $.63 per share;

     - 600,341 shares of common stock issuable upon exercise of warrants outstanding as of April 26, 2000 at a weighted average price of $6.25 per share;

     - 2,780,824 shares of common stock available as of April 17, 2000 for future issuance under our 1999 Stock Plan;

     - 178,002 shares of common stock available as of April 17, 2000 for future issuances under our 1999 Executive Stock Plan;

     - shares of common stock issuable upon exercise of warrants to be granted on the effective date of this offering at an assumed initial
       public offering price of $     per share; and

     - 3,000,000 shares of common stock to be reserved for issuance under our employee stock purchase plan, which will become effective upon the completion of this offering.

                             ADDITIONAL INFORMATION

     Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares, and also assumes that all shares of convertible preferred stock and convertible notes have been automatically converted into shares of common stock.

     In this prospectus, the terms "company," "InternetConnect," "we," "us," and "our" refer to InternetConnect, Inc., a Nevada corporation, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $.001 per share, of InternetConnect, Inc.

     We own the registration for the trademark INTERNETCONNECT, which we use in conjunction with the sale of our products and services, and we intend to apply for the registration of other trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.
                            ------------------------

     We were organized in California as InternetConnect, LLC in June 1996. We merged into ICNT, Inc., a California Corporation, in May 1999, and reincorporated in Nevada in April 2000 under the name InternetConnect, Inc. We intend to reincorporate in Delaware prior to the effective date of this offering. Our principal executive offices are located at 4499 Glencoe Avenue, Marina del Rey, California 90292, and our telephone number is (800) 896-7467. Our Website address is www.internetconnect.net. The information on our Website is not incorporated by reference into this prospectus.

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary financial data for InternetConnect. This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

     The pro forma balance sheet data reflect: (1) the conversion of a $7.5 million promissory note into 2,761,210 shares of Series C Preferred Stock in March 2000; (2) the conversion of $250,000 of notes payable into 116,279 shares of common stock in March 2000; (3) the sale of approximately $52.6 million of Series D Preferred Stock in April 2000; (4) the conversion of all outstanding shares of preferred stock and remaining convertible notes into an aggregate of 32,444,157 shares of common stock upon completion of this offering; and (5) the issuance of 6,500 shares of common stock. The pro forma as adjusted balance
sheet data reflect the sale of           shares of our common stock in this
offering, at an assumed initial public offering price of $     per share, after
deducting underwriting discounts and commissions and our estimated offering expenses.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997     1998       1999
                                                              ------   -------   --------
                                                                 (IN THOUSANDS, EXCEPT
                                                                PER SHARE INFORMATION)
SUMMARY STATEMENT OF OPERATIONS DATA:
Net revenue.................................................  $  173   $   434   $  2,265
Gross profit (loss)(a)......................................      54       114     (3,819)
Stock-based charges.........................................      --        --     12,711
Total operating expenses....................................     240       550     21,427
Loss from operations........................................    (186)     (436)   (25,246)
Net loss....................................................    (199)     (477)   (25,344)
Net loss attributable to common stockholders(b).............    (199)     (477)   (35,713)
Basic and diluted net loss per share attributable to common
  stockholders(c)...........................................  $ (.02)  $  (.05)  $  (3.98)
Weighted-average shares outstanding used to computing basic
  and diluted net loss per share attributable to common
  stockholders(c)...........................................   9,148    10,492      8,984
Pro forma basic and diluted net loss per common share
  (unaudited)(c)............................................                     $  (1.62)
Weighted-average shares outstanding used to compute pro
  forma basic and diluted net loss per share
  (unaudited)(c)............................................                       15,626


                                                                  AS OF DECEMBER 31, 1999
                                                              --------------------------------
                                                                           PRO      PRO FORMA
                                                               ACTUAL     FORMA    AS ADJUSTED
                                                              --------   -------   -----------
                                                                       (IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 10,755
Working capital.............................................     7,375
Total assets................................................    22,652
Long-term obligations, excluding current portion............     1,924
Mandatorily redeemable convertible preferred stock..........    20,369
Total stockholders' equity (deficit)........................   (11,359)

-------------
(a) Includes $142,000 of stock-based charges in 1999.

(b) Includes $10.4 million of non-cash charges in 1999, relating to mandatorily redeemable convertible preferred stock.

(c) See Note 11 of Notes to Financial Statements for determination of shares used in computing basic and diluted net loss per share and unaudited pro forma net loss per share. Pro forma to give effect to the automatic conversion of convertible preferred stock and convertible notes payable.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

     BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE AN INVESTMENT IN OUR COMMON STOCK

     We were organized in June 1996. It is difficult to evaluate an investment in our common stock because we have a limited operating history and the market for our products and services is rapidly evolving.

     Our future performance will depend upon a number of factors, including our ability to:

     - expand our customer base;

     - increase the geographic coverage and reliability of our network;

     - enhance or develop products and services in response to technological changes and competitive market conditions;

     - develop our sales and marketing capabilities;

     - develop our operational support systems and other information technology systems;

     - maintain adequate control of our expenses;

     - attract, retain and motivate qualified personnel; and

     - raise additional capital.

     WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY

     We have incurred substantial losses and experienced negative operating cash flow since our inception. As of December 31, 1999, we had incurred a cumulative operating loss of $25.8 million and cumulative negative cash flow from operating activities of $9.0 million. In connection with this offering, we recorded deferred stock-based compensation charges of $22.4 million with respect to stock option grants made during 1999 and $19.6 million related to stock option grants made during the three-months ended March 31, 2000. These amounts will be amortized over the vesting period of the options, which is generally four years from the date of grant. We recorded a $9.6 million non-cash stock-based charge in 1999 and may incur further charges if additional inventory purchases are made in connection with a promissory note issued to a supplier, which is convertible into shares of our Series C Preferred Stock. We expect to continue to incur substantial losses and experience negative operating cash flow for the foreseeable future as we increase capital expenditures and operating expenses to expand our network, customer base and sales and marketing operations. We also expect to incur a non-cash stock-based charge of $21.5 million relating to our Series D Preferred Stock financing and additional non-cash stock-based charges relating to warrants issued to suppliers. In addition, prices for digital communications services have been decreasing over time and we expect that this trend will continue. Significant decreases in the prices we are able to charge for the services we provide could harm our revenue and prevent us from achieving or maintaining profitability. If our future expenses are greater than we expect or our revenue does not grow as we anticipate, we may never achieve profitability.

     OUR OPERATING RESULTS ARE DIFFICULT TO FORECAST, MAY FLUCTUATE AND COULD FALL BELOW OUR AND ANALYSTS' EXPECTATIONS

     It is difficult to forecast our operating results because of our limited operating history and the recent development of the market for dedicated broadband network and Internet connectivity services. Our operating results in any period could fall short of expectations for a number of factors, including:

     - our inability to deploy our network and services on a timely basis to satisfy customer demand;

     - delays by our suppliers in the installation of telecommunication lines;

     - significant technical difficulties or network downtime;

     - the incurrence of substantial capital expenditures and operating costs in connection with the expansion of our network;

     - the announcement or introduction of new or enhanced services by our competitors;

     - failures by our network suppliers to provide reliable services and their ability to meet our demand;

     - our inability to secure financing to fund our operations and expand our business;

     - the timing and willingness of incumbent local exchange carriers, or ILECs, and competitive local exchange carriers, or CLECs, to provide data transport and other services at favorable prices;

     - the mix of orders between lower-priced and higher-priced DSL lines and market acceptance of our value-added services; and

     - negative conditions in the data communications and network services industries.

     As a result of these factors, our operating results could fall below the expectations of securities analysts and investors in future periods. If this happens, the market price of our stock would likely decrease. These fluctuations also mean that you will not be able to rely upon our operating results in any particular period as an indication of our future performance.

     IF OUR BUSINESS MODEL IS NOT SUCCESSFUL, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

     We do not know whether our business model and strategy will be successful. For our business model to be successful, we will need to deploy our network in many markets and attract a large number of business customers who have not historically purchased private networking services or any of our other value-added services. If we are not able to deploy our network as planned or achieve significant market acceptance of our services, we may never become profitable. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or sustain the desired level of pricing for our services, our results of operations will suffer, which could cause our stock price to decline.

     WE DEPEND ON THIRD PARTIES FOR DSL CIRCUITRY

     We currently rely on Covad Communications and NorthPoint Communications for all of the DSL circuitry required for our DSL services. These vendors supply us with DSL circuits pursuant to agreements that expire in December 2001 and March 2001, respectively. While we may seek to enter into DSL circuit supply agreements with other third-party providers, we cannot assure you that we will be successful in doing so, or in extending the term of any existing agreements, on satisfactory terms or at all. We have experienced, and may experience in the future, lengthy periods between our orders for, and our suppliers' provision of, DSL circuitry. An inability to obtain adequate and timely delivery and installation of DSL circuitry could harm our business. Additionally, we cannot assure you that these vendors will not become direct competitors of ours in the future.

     DISRUPTIONS IN SUPPLY OF EQUIPMENT AND SERVICES FROM THIRD-PARTY VENDORS COULD HARM OUR ABILITY TO PROVIDE OUR SERVICES

     We rely on outside vendors to supply, install and service key components of our network, which uses asynchronous transfer mode, or ATM, technology. Our reliance on third-party vendors involves a number of risks, including the absence of guaranteed capacity, a lack of control over delivery schedules and potential liability to our customers if suppliers do not meet their service level commitments to us. We have experienced delays from some of our vendors and we cannot assure you that any of our vendors will fulfill their commitments to us on a timely basis, if at all. If any of our suppliers, installers or field service providers reduces or interrupts its supply to us, we may be unable to provide our services to our customers. Although multiple manufacturers currently produce or develop equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture or deliver the amount of equipment we order. If our suppliers or licensors compete with us, or if our competitors enter into exclusive or restrictive arrangements with our suppliers or licensors, then the availability and pricing of the equipment we purchase and the technology we license may be materially and adversely affected.

     IF WE ARE UNABLE TO DEVELOP AND MAINTAIN GOOD RELATIONSHIPS WITH THIRD-PARTY DISTRIBUTORS, OUR ABILITY TO EXPAND OUR CUSTOMER BASE COULD BE HARMED

     In addition to marketing through our direct sales force, we offer our services through third-party distributors. We may not be able to develop and maintain good relationships with distributors, and we cannot assure you that they will recommend our services rather than our competitors' services to their customers. If we are not able to develop and maintain good relationships with third-party distributors, we may not be able to expand our customer base as we intend.

     OUR FAILURE TO RAISE ADDITIONAL CAPITAL COULD REDUCE OUR ABILITY TO COMPETE AND HARM OUR BUSINESS

     The expansion and development of our business will require us to raise significant additional capital in the future. We anticipate that our existing cash and cash equivalents, the proceeds from this offering and any cash generated from revenue will be sufficient to fund our operating activities, capital expenditures and other obligations for at least the next 12 months. If we need to raise additional capital, we cannot assure you that we will be able to do so on favorable terms, if at all. If we are unable to raise capital in the future on acceptable terms, we may not be able to expand our business, develop or enhance our products and services, or respond to competitive pressures. Our inability to do any of these things could harm our business and reduce our ability to compete.

     OUR GROWTH WILL PLACE A SIGNIFICANT STRAIN ON OUR RESOURCES AND, IF WE FAIL TO MANAGE OUR GROWTH SUCCESSFULLY, OUR BUSINESS AND FINANCIAL PERFORMANCE WILL BE HARMED

     Our business plan anticipates that we will expand our operations significantly in a short period of time. This expansion will involve hiring many new employees and expanding our operations geographically. Rapid growth will place a significant strain on our management, financial controls, operations, personnel and other resources. Our future success will depend in part on our ability to institute adequate management information and operations support systems and effectively and efficiently integrate such systems into our business. Most of the operations support systems we will employ to help manage customer service, bill customers, process customer orders and coordinate with vendors and contractors will be obtained from third party vendors. To manage our growth effectively, we will need to identify and implement adequate operations support systems on a timely basis, and expand and upgrade these systems as our business grows. If we are unable to manage the expansion of our business effectively, our financial performance will be harmed.

     OUR SENIOR MANAGEMENT TEAM HAS WORKED TOGETHER FOR ONLY A LIMITED AMOUNT OF TIME

     Our success depends on Clifford H. Young, our Chairman of the Board and President, John W. Combs, our Chief Executive Officer, and our other executive officers and key employees. Mr. Young founded

InternetConnect, LLC, our predecessor, in June 1996. Mr. Combs joined InternetConnect in September 1999 and other members of our senior management team have been with us for only a limited amount of time.

     IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR BUSINESS AND ABILITY TO COMPETE WILL BE HARMED

     Our success depends on the performance of our officers and key employees, especially Clifford H. Young, our President, and John W. Combs, our Chief Executive Officer. We intend to carry $3.0 million of Directors and Officers life insurance policies each on the lives of Clifford H. Young and John W. Combs. In order to pursue our business expansion and product development plans, we will need to hire, train and retain additional highly qualified management, technical, sales, marketing and customer care personnel. We face intense competition for qualified personnel, particularly in software development, network engineering and product management. Moreover, our industry has a high level of employee mobility and aggressive recruiting of skilled personnel. The loss of any of our key personnel or our failure to recruit and retain additional personnel will harm our business and our ability to compete.

     IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR IF WE INFRINGE THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE COULD BE HARMED

     We rely on a combination of trademark, copyright and trade secret laws, and contractual arrangements to establish and protect our intellectual property rights. We plan to apply to register those trademarks that we believe are important for our business. We own the trademark INTERNETCONNECT, which was registered with the United States Patent and Trademark Office in 1998. We are aware of entities that may offer services that compete with ours using the name "InternetConnect," some of which may have begun using that name as a mark in commerce prior to the filing date of our application. Any of these parties could challenge our continuing right to use INTERNETCONNECT in their market or require us to obtain a license to use it in their market. We are also aware of entities that may offer services that compete with ours using the name "InternetConnect," some of which may have begun using that name as a mark in commerce prior to the date of our first use of INTERNETCONNECT as a mark. Such prior users could apply to cancel our trademark registration during the five year period after the registration was granted. After five years, a prior user could no longer apply to cancel our registration based on its prior use, but could challenge our continuing right to use INTERNETCONNECT in their market or require us to obtain a license to use it in their market. We recently settled a claim by a prior user of the name "Internet Connect" who challenged our right to use INTERNETCONNECT in a number of eastern metropolitan areas and applied to cancel our registration. If we are not able to resolve any similar future action on acceptable terms, our registration for INTERNETCONNECT could be cancelled by the United States Patent and Trademark office, and/or we could be required to stop using the name in particular markets or obtain a license to use it in particular markets. Effective trademark, copyright and trade secret protection may not be available in other countries in which our services are made available online. If we fail to adequately protect our intellectual property against use by others, or if others assert that we have infringed their intellectual property rights, our business could be harmed.

RISKS RELATED TO OUR INDUSTRY

     OUR MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

     The market in which we compete is intensely competitive. Our current and potential competitors include:

     - network and business Internet service providers that offer high-speed access and networking capabilities to complement their other products and services, such as integrated services digital network, or ISDN;

     - broadband connectivity providers;

     - CLECs that provide DSL services;

     - companies emerging as wireless data or satellite-based service providers; and

     - in-building service providers that supply office buildings with Internet access and sell services through building management to end users.

     Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger customer bases and substantially greater financial, technical, marketing, management, service, support and other resources than we do. Our industry is also characterized by rapid technological change and our existing or future competitors could develop new products and technologies that are superior to, or incompatible with, our services and technologies. If our competitors develop and market products and services that are more effective or less expensive than ours, or if we fail to adapt successfully to technological changes, our revenue may be reduced or eliminated.

     IF ACCESS TO HIGH-QUALITY TRANSMISSION LINES UNDER THE CONTROL OF ESTABLISHED TELEPHONE COMPANIES IS NOT AVAILABLE OR COSTS MORE THAN WE ANTICIPATE, OUR BUSINESS COULD BE HARMED

     Our ability to provide our services depends on our securing cost-effective access to high-quality copper telephone lines within the control of traditional telephone companies. We also depend on these companies to maintain their telephone lines in good operating condition. If we are unable to obtain adequate and timely access to transmission facilities on acceptable terms and conditions from established telephone companies, or if these companies do not maintain their transmission lines in good operating condition, we may not be able to provide our services affordably or at all.

     A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

     Our operations depend on our ability to avoid interruptions to our services as a result of power losses, excessive sustained or peak-user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problem at our facilities could also interrupt our services. Additionally, if an ILEC, CLEC or other service provider fails to provide the communications capacity we require for any reason, our services would be interrupted.

     Despite our implementation of security measures to protect our networks, our services may also be vulnerable to interruption caused by unauthorized access, computer viruses, accidental actions of Internet users and other disruptive problems. Unauthorized access to our network could also jeopardize the security of confidential information stored in our customers' computer systems, which could make us liable to our customers for resulting damages. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to our customers and our customers' end users. If the services we provide to our customers are delayed or interrupted or if our customers' security is violated as a result of any of these factors, our reputation would be harmed, which could in turn negatively affect our results of operations.

     INTERFERENCE WITH OR FROM EXISTING TELECOMMUNICATIONS SERVICES COULD DELAY OR PREVENT OUR EXPANSION AND HARM OUR BUSINESS

     All transport technologies deployed on copper telephone lines have the potential to interfere with, or suffer interference from, other traffic using copper telephone lines. Such interference could degrade the performance of our services or make us unable to provide services on some telephone lines. In addition, ILECs may claim that the deployment of our services should be restricted or delayed because of the potential for interference with their services. Although procedures to resolve interference issues between new transport technologies and ILECs are being developed, these procedures may not be implemented or effective. If they are not, we may also be unable to independently negotiate interference resolution procedures with ILECs. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

     GOVERNMENT REGULATION OF OUR SERVICES IS UNCERTAIN AND CHANGES IN REGULATIONS COULD HARM OUR BUSINESS

     Although we are not currently subject to direct government regulation other than regulations applicable to businesses generally, changes in the regulatory environment relating to the Internet connectivity market could affect our ability to operate our business. Because of the increasingly widespread use of the Internet, it is likely that additional laws and regulations will be adopted. Such additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, technology export and other controls.

     The Federal Communications Commission, or FCC, is constantly reviewing its regulatory position on the usage of basic network and communications facilities by Internet connectivity providers. In an April 1998 report, the FCC stated that certain services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings. Although the report concluded that Internet connectivity providers should not be treated or regulated as telecommunications carriers, the FCC stated in it that the non-regulated status of such businesses may have to be re-examined in the future. We believe, therefore, that the future regulatory environment applicable to businesses such as ours is highly uncertain.

     Changes in the regulatory environment affecting the Internet connectivity market, including changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from regional bell operating companies or other telecommunications companies, could harm our business. Some telephone companies are currently seeking relief from competition by Internet connectivity providers through the FCC and state regulatory agencies. Any rules that are ultimately adopted by such agencies could affect our costs of serving our customers and could harm our results of operations.

RISKS RELATED TO OUR OFFERING

     OUR STOCK PRICE MAY BE VOLATILE BECAUSE OUR SHARES HAVE NOT BEEN PUBLICLY TRADED PRIOR TO THIS OFFERING, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT

     Before this offering, there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for our common stock will be determined through negotiations between us and the underwriters and may not be indicative of future market prices. You may not be able to resell your shares at or above the initial public offering price.

     The price at which our common stock will trade could be highly volatile as it will depend upon many factors, including period-to-period fluctuations in our operating results, variations between our actual results and analyst and investor expectations, announcements of technological innovations or new commercial products or services by us or our competitors, and general market and economic conditions. Any of these factors, some of which we have no ability to control, could have a significant impact on the market price for our common stock.

     WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION AS A RESULT OF OUR EXPECTED STOCK PRICE VOLATILITY

     Securities class action litigation is often brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have generally been subject to a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business.

     A SUBSTANTIAL NUMBER OF SHARES WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE

     Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which the holders of substantially all of our outstanding shares of common stock and options and warrants to purchase common stock will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. However, Morgan Stanley & Co. Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. As of the date of this prospectus, there were shares of our common stock outstanding that will not be sold in this offering, but which will be eligible for sale into the public market 180 days after the date of this prospectus.

     YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $ PER SHARE

     The assumed initial public offering price is substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, assuming an initial public
offering price of $          per share, if you purchase common stock in this
offering, you will incur immediate and substantial dilution of $          in the
pro forma net tangible book value per share of the common stock. In addition, investors will incur additional dilution upon the exercise of outstanding stock options and warrants after this offering.

     OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY

     Our executive officers and directors and principal stockholders together
will beneficially own    % of the common stock after completion of this
offering, or    % if the over-allotment option is exercised in full.
Accordingly, these stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

     WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER THAT MIGHT BENEFIT OUR STOCKHOLDERS

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. These provisions:

     - authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - provide for a classified board of directors with staggered, three-year terms, which prevents a majority of the board from being elected at one time;

     - limit the ability of stockholders to call special meetings of stockholders;

     - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders; and

     - require a super-majority stockholder vote to effect certain amendments.

     WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING, AND THE FAILURE OF MANAGEMENT TO APPLY SUCH FUNDS EFFECTIVELY COULD HARM OUR BUSINESS

     We currently have no specific plans for a significant portion of our net proceeds from this offering. Investors will be relying on the judgment of our management on the application of the proceeds from this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including under the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and elsewhere in this prospectus, that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, this offering, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

     You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, relationships with third-party suppliers, performance of our services and continuation of strategic relationships with third parties.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the
shares of common stock we are offering will be approximately $     million, or
$          million if the underwriters exercise their over-allotment option in
full, based on an assumed public offering price $     per share and after
deducting underwriting discounts and commissions and estimated offering expenses. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.

     We intend to use the net proceeds we receive from this offering for sales and marketing, working capital and general corporate purposes. Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, we have no current plans to do so. Pending their use, we plan to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect: (1) the conversion of a $7.5 million promissory note into 2,761,210 shares of Series C Preferred Stock in March 2000; (2) the conversion of $250,000 of notes payable into 116,279 shares of common stock in March 2000; (3) the sale of approximately $52.6 million of Series D Preferred Stock in April 2000; (4) the conversion of all outstanding shares of preferred stock and remaining convertible notes into an aggregate of 32,444,157 shares of common stock upon completion of this offering; and (5) the issuance of 6,500 shares of common stock; and

     - on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of the shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses.

     You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the financial statements and the related notes.

                                                                  AS OF DECEMBER 31, 1999
                                                              --------------------------------
                                                                                        PRO
                                                                                       FORMA
                                                                            PRO          AS
                                                               ACTUAL      FORMA      ADJUSTED
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Short-term borrowings.......................................  $  8,358    $           $     --
                                                              ========    ========    ========
Long-term debt, less current portion........................  $  1,924    $     --    $     --
                                                              --------    --------    --------
Mandatorily redeemable convertible preferred stock:
  Series A Convertible Preferred Stock: 13,333 shares
    authorized; 13,333 shares issued and outstanding
    (actual); no shares authorized, issued or outstanding
    (pro forma and pro forma as adjusted)...................    10,367          --          --
  Series B Convertible Preferred Stock: 10,151 shares
    authorized; 10,151 shares issued and outstanding
    (actual); no shares authorized, issued or outstanding
    (pro forma and pro forma as adjusted)...................    10,002          --          --
                                                              --------    --------    --------
    Total mandatorily redeemable convertible preferred
      stock.................................................    20,369          --          --
                                                              --------    --------    --------
Stockholders' Equity (Deficit):
  Preferred Stock, $.001 par value: 10,000 shares authorized
    (pro forma as adjusted);................................        --          --          --
  Common Stock, no par value:, $.001 par value (actual pro
    forma as adjusted) 50,000 shares authorized (actual and
    pro forma) and 100,000 shares authorized (pro forma as
    adjusted); 12,782 shares issued and outstanding
    (actual); 45,349 shares issued and outstanding (pro
    forma);              shares issued and outstanding (pro
    forma as adjusted)......................................     1,438
Additional paid-in capital..................................    31,676
Deferred stock charges......................................   (19,129)
Accumulated deficit.........................................   (25,344)
                                                              --------    --------    --------
    Total stockholders' equity (deficit)....................   (11,359)
                                                              --------    --------    --------
         Total capitalization...............................  $ 10,934    $           $
                                                              ========    ========    ========

                                    DILUTION

     Our pro forma net tangible book value at December 31, 1999, was
$     million, or $          per share, based on 45,349,243 shares of our common
stock outstanding after giving effect to the conversion of a $7.5 million promissory note into 2,761,210 shares of Series C Preferred Stock in March 2000, the conversion of $250,000 of notes payable into 116,279 shares of common stock in March 2000, the sale of approximately $52.6 million of Series D Preferred Stock in April 2000, the conversion of all outstanding shares of our preferred stock and remaining convertible notes into common stock upon the completion of this offering and the issuance of 6,500 shares of common stock.

     Dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of the shares of common stock by us at the assumed initial public offering price of
$     per share, less the underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value at December
31, 1999, would be $          million, or $     per share. This represents an
immediate increase in the pro forma net tangible book value of $     per share
to existing stockholders and an immediate dilution of $     per share to new
investors purchasing shares at the assumed initial public offering price of
$     per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          --------
Dilution per share to new investors in this offering........              $
                                                                          ========

     The following table sets forth, at December 31, 1999 on a pro forma basis, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by our existing stockholders and by the new investors in this offering and the private
placements at the assumed initial public offering price of      per share, after
giving effect to: (1) the conversion of a $7.5 million promissory note into 2,761,210 shares of Series C Preferred Stock in March 2000; (2) the conversion of $250,000 of notes payable into 116,279 shares of common stock in March 2000;
(3) the sale of approximately $52.6 million of Series D Preferred Stock in April 2000; (4) the conversion of all outstanding shares of our preferred stock and remaining convertible notes into an aggregate of 32,444,157 shares of common stock upon the completion of this offering and (5) the issuance of 6,500 shares of common stock.

     The table also shows the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                   SHARES ISSUED             TOTAL CONSIDERATION
                             -------------------------    -------------------------    AVERAGE PRICE
                               NUMBER       PERCENTAGE      AMOUNT       PERCENTAGE      PER SHARE
                             -----------    ----------    -----------    ----------    -------------
Existing stockholders......                        %      $                     %          $
New investors..............
                             -----------      -----       -----------      -----
          Total............                   100.0%                       100.0%
                             ===========      =====       ===========      =====

     The above information is based on pro forma shares outstanding as of December 31, 1999. It excludes 4,043,113 shares of common stock reserved for issuance upon exercise of outstanding options at December 31, 1999 with a weighted average exercise price of $.15 per share. It also excludes an aggregate of 4,778,885 shares available for issuance under our 1999 Stock Plan and 178,002 shares available for issuance under our 1999 Executive Stock Plan. Assuming the exercise of all options outstanding as of December 31, 1999, our pro forma net
tangible book value at December 31, 1999 would be $  million, or $     per
share, which would represent an immediate increase in the pro forma net tangible
book value of $     per share to existing stockholders and an immediate dilution
of $          per share to new investors.

     Our sale of additional shares of common stock upon exercise in full of the underwriters' over-allotment option would reduce the percentage of common stock
held by all assumed existing stockholders to   % of the total number of shares
of common stock to be outstanding upon completion of this offering and will increase the number of shares of common stock held by new investors to
          shares or   % of the total number of shares of common stock to be
outstanding upon completion of this offering.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The selected statement of operations data set forth below for the years ended December 31, 1997, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999, are derived from our financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected statement of operations data for the period from inception through December 31, 1996, and the selected balance sheet data as of December 31, 1996 and 1997, are derived from our unaudited financial statements not included in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. For an explanation of the determination of the shares used to compute net loss per share, and pro forma net loss per share see Notes 2 and 11 of Notes to Financial Statements.

                                                               INCEPTION
                                                                THROUGH         YEARS ENDED DECEMBER 31,
                                                              DECEMBER 31,    -----------------------------
                                                                  1996         1997      1998        1999
                                                              ------------    ------    -------    --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
SELECTED STATEMENT OF OPERATIONS DATA:
Net revenue.................................................     $  98        $  173    $   434    $  2,265
Cost of revenue(a)..........................................         5           119        320       6,084
                                                                 -----        ------    -------    --------
    Gross profit (loss).....................................        93            54        114      (3,819)
Operating expenses:
  Product development(b)....................................         8            40        100         719
  Sales and marketing(c)....................................        12            90        227       4,828
  General and administrative(d).............................        25           110        223       3,169
  Stock-based charges.......................................        --            --         --      12,711
                                                                 -----        ------    -------    --------
    Total operating expenses................................        45           240        550      21,427
                                                                 -----        ------    -------    --------
    Income (loss) from operations...........................        48          (186)      (436)    (25,246)
Other income (expense), net.................................        --           (13)       (41)        (98)
                                                                 -----        ------    -------    --------
    Net income (loss).......................................        48          (199)      (477)    (25,344)
Charges relating to mandatorily redeemable convertible
  preferred stock:
  Equity charge for beneficial conversion feature...........        --            --         --     (10,000)
  Accretion of preferred stock to redemption value..........        --            --         --        (369)
                                                                 -----        ------    -------    --------
Net income (loss) attributable to common stockholders.......     $  48        $ (199)   $  (477)   $(35,713)
                                                                 =====        ======    =======    ========
Basic and diluted net income (loss) per share attributable
  to common stockholders....................................     $ .01        $ (.02)   $  (.05)   $  (3.98)
                                                                 =====        ======    =======    ========
Weighted-average shares outstanding used in computing basic
  and diluted net income (loss) per share...................     9,054         9,148     10,492       8,984
                                                                 =====        ======    =======    ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                                       $  (1.62)
                                                                                                   ========
Weighted-average shares outstanding used to compute pro
  forma basic and diluted net loss per share (unaudited)....                                         15,626
                                                                                                   ========


                                                                      AS OF DECEMBER 31,
                                                              -----------------------------------
                                                              1996     1997     1998       1999
                                                              -----    -----    -----    --------
                                                                        (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $--      $12     $ 69    $ 10,755
Working capital (deficiency)................................     (5)      (4)     (49)      7,375
Total assets................................................     91       82      297      22,652
Long-term obligations, excluding current portion............     --        9       85       1,924
Mandatorily redeemable convertible preferred stock..........     --       --       --      20,369
Total stockholders' equity (deficit)........................    $84      $44     $ 17    $(11,359)

-------------
(a)  Includes a stock-based compensation charge of $142,000 in 1999.

(b) Excludes a stock-based compensation charge of $307,000 in 1999.

(c)  Excludes a stock-based compensation charge of $9.7 million in 1999.

(d) Excludes a stock-based compensation charge of $2.7 million in 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" beginning on page 4 and elsewhere in this prospectus.

     We were organized as a California limited liability company in June
1996. From 1996 through 1998, we were primarily a provider of dial-up Internet access services. We converted to a C corporation by merging into ICNT, Inc., a California corporation, in May 1999 and reincorporated in Nevada in April 2000 under the name InternetConnect, Inc. We intend to reincorporate in Delaware prior to the effective date of this offering.

OVERVIEW

     InternetConnect is a leading provider of broadband networking solutions to small and medium-sized businesses. We are also focused on providing broadband solutions to remote users and branch locations of larger enterprises. Through mid-1998, our net revenue was primarily derived from the sale of dial-up Internet access and Web hosting services to consumers and small businesses. In August 1998, we began to focus on providing DSL connectivity and integrated network solutions to business customers. In October 1998, we began building a nationwide ATM backbone network to support our integrated DSL services. We launched our private network services in March 2000 on a nationwide scale and expect to increase deployment of these network services throughout 2000. Currently, Internet connectivity services comprise a majority of our total net revenue. However, net revenue from networking services is expected to represent an increasing percentage of total net revenue in future periods. We expect net revenue from business customers to increase as a percentage of total net revenue.

     We have grown our customer base since our inception in 1996, and we have experienced our greatest growth in the past six months. As of March 31, 2000, we were operational in 34 metropolitan markets. We plan to continue rapidly expanding our network infrastructure throughout the United States. As of March 31, 2000, we had more than 6,400 DSL lines in service and backlog of approximately 3,500 DSL lines that were in the process of being installed.

     We have entered into agreements with third-party suppliers for network equipment, data transport facilities and DSL last mile connectivity. These agreements provide us with leased transmission capacity on routes connecting our facilities in the markets we currently serve, and access to key data local exchange carriers. These agreements generally have initial terms of between two and three years, with provisions for renewal.

     Prices of telecommunications services and equipment, including the services we offer, have decreased significantly during the past several years and we expect this trend to continue for the foreseeable future.

     We have incurred operating losses for each of the last three years. As of December 31, 1999, we had an accumulated deficit of approximately $25.3 million. We intend to substantially increase our operating expenses and capital expenditures as we expand our network infrastructure and service areas and increase our sales and marketing efforts. We expect to incur substantial operating losses, net losses and net operating cash outflows for the foreseeable future.

ACCOUNTING POLICIES

     Net Revenue. We derive most of our revenue from the sale of broadband connectivity and related networking services. Our customers typically sign service contracts for 12 to 24 months that provide for fixed monthly service charges. These charges vary depending on the type of service, the length of the contract and local market conditions. Our fees generally consist of a base monthly charge per connection for Internet access and connectivity to our core network, plus additional fees for networking services. Fees and service charges for networking services vary based upon the speed and complexity of service provided. Revenue related to the installation of service is recognized upon the completion of installation, and revenues for network connectivity,

Internet access and value-added networking services are recognized as the services are provided. Amounts billed relating to future periods are deferred and amortized over the related services periods. Revenue from hardware sales is recognized upon installation.

     Cost of Revenue. Our cost of revenue includes cost of customer premises equipment, customer line installation, costs related to personnel who maintain and operate our network, DSL access line lease costs, telecommunications capacity lease payments, Internet access charges, depreciation and amortization of related assets and other costs. We expect that these costs will increase in total dollars as we expand our network and increase our customer base, but we expect that they will decrease as a percentage of net revenue over time.

     The majority of our capital expenditures relate to building our network and delivering service to our customers. Accordingly, the majority of our depreciation and amortization expense, excluding amortization of deferred stock-based charges, is included in our network and operations expenses.

     Operating Expenses. Our product development staff focuses on development of services that enable our customers to interact, transact and manage many of their business operations in real-time. Our product development expenses consist of costs relating to personnel and research equipment. These costs are expensed as incurred. We expect these expenses to increase as we continue to develop new product offerings, but to decrease as a percentage of net revenue over time.

     Our sales and marketing expenses consist primarily of expenses for advertising, sales commissions and incentives, and personnel. Sales and marketing expenses are expected to increase significantly as we continue to expand our business into new markets.

     Our general and administrative expenses consist primarily of costs relating to personnel, customer service, finance, billing, administrative services, recruiting, insurance, bad debts, legal and other professional services and depreciation expense. We expect these expenses to increase reflecting our growth in operations and costs associated with being a publicly-held entity, but to decrease as a percentage of net revenue over time.

     Other Expense, Net. Historical other expense, net primarily relates to interest expense on loans from stockholders. We may enter into additional borrowing arrangements with institutional lenders and some of our vendors that will substantially increase the amount of our interest expense. Other expense, net also includes a provision for income taxes consisting of minimum state franchise taxes.

     STOCK-BASED CHARGES

     Stock Options. When applicable, we record deferred compensation relating to stock option grants to employees. Deferred compensation represents the difference between the deemed fair value of our common stock for accounting purposes at the grant date and the exercise price of the related stock options. Deferred compensation is presented as a reduction of stockholders' equity (deficit) and amortized over the vesting periods of the options, which is generally four years. In connection with the grant of stock options to employees during 1999 and the three months ended March 31, 2000, we recorded aggregate deferred compensation of approximately $42.0 million. We currently expect to amortize the following amounts of deferred compensation annually for our options granted through March 31, 2000: approximately $18.2 million in 2000; $11.5 million in 2001; $6.2 million in 2002; $2.6 million in 2003; $200,000 in 2004 and thereafter.

     Warrants. From time to time, we may issue warrants in exchange for goods and services, or in connection with certain financing arrangements. In general, we calculate the fair values of the warrants at the end of each reporting period using the Black-Scholes option pricing model until the warrants are fully vested, non-forfeitable and exercisable. We amortize the fair values to the respective statement of operations' line items as the warrants vest or as goods/services are received.

     Beneficial Conversion Features. In connection with financing and/or strategic partnership arrangements, we have issued convertible preferred stock and convertible notes. We have determined that certain convertible instruments have an associated beneficial conversion feature because they are convertible into shares of our common stock at a discount to the deemed fair value of the common stock at the commitment date, which is generally the date of issuance. Depending on the nature and purpose of the arrangement, we value the beneficial conversion feature by subtracting the related conversion price from the deemed fair value of our common stock, and then multiplying the difference by the number of shares of common stock that would be issued upon conversion. The value of the beneficial conversion feature is limited to the relative fair value of the convertible instrument. The fair values of the beneficial conversion features are amortized and recorded as a deduction to stockholders' equity or as an addition to the related statement of operations' line item as the instruments become convertible.

     In connection with the issuance of our Series B Preferred Stock in December 1999, we recorded additional paid-in capital of $10.0 million, which was offset by a $10.0 million non-cash charge to equity relating to the beneficial conversion feature of the preferred stock. This non-cash equity charge resulted in an increase in our net loss per share attributable to holders of common stock for 1999.

     On April 13, 2000, we issued 6,174,123 shares of Series D Preferred Stock for approximately $52.6 million, or $8.52 per share. Under the terms of our Series D Preferred Stock agreement, the redemption features will terminate and the shares will convert into shares of our common stock upon completion of this offering. In the second quarter of 2000, we expect to record a non-cash charge of approximately $21.5 million relating to the beneficial conversion feature of these securities, which represents the difference between the aggregate purchase price paid for the issued shares of Series D Preferred Stock and the aggregate deemed fair value of these shares at the date of issuance.

RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Net Revenue. Net revenue for 1999 increased by $1.8 million, or 421.9%, to $2.3 million from $434,000 for 1998. The increase reflects growth in our customer base and a shift to broadband services.

     Cost of Revenue. Cost of revenue for 1999 increased by $5.8 million to $6.1 million from $320,000 for 1998. This increase is primarily attributable to increased installations of customer premise equipment and cost of network infrastructure. In addition, we amortized $142,000 of non-cash stock-based charges related to stock options granted to employees during 1999.

     Product Development. Product development expense for 1999 increased by $619,000, or 619.0%, to $719,000 from $100,000 for 1998. This increase reflects an overall increase in personnel to develop new and existing offerings. As a percentage of net revenue, product development expenses increased to 31.7% for 1999 from 23.0% in 1998 due to an increased focus on developing value-added services and products.

     Sales and Marketing. Sales and marketing expense for 1999 increased by $4.6 million to $4.8 million from $227,000 in 1998. The increase primarily reflects a substantial increase in advertising. Sales and marketing expense as a percentage of net revenue increased to 213.2% for 1999 from 52.3% in 1998 as a result of our increased market focus on increasing the subscriber base.

     General and Administrative. General and administrative expense for 1999 increased $2.9 million to $3.2 million from $223,000 for 1998. This reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of our business. For 1999, general and administrative expenses increased to 139.9% as a percentage of net revenue as compared to 51.4% for 1998 as a result of our infrastructure growth. In 1999, in exchange for legal services, we issued warrants to purchase 33,000 shares of our common stock at an exercise price of $.15 per share and 90,000 shares of our common stock at $1.00 per share. The warrants are fully vested, non-forfeitable and immediately exercisable. We incurred non-cash charges of approximately $441,000 in connection with these warrants, which were recognized as general and administrative expenses during 1999.

     Stock-based Charges.   In connection with the grant of stock options to
employees during 1999, we amortized approximately $3.1 million (excluding $142,000 of charges included in cost of revenue) of non-cash stock-based charges. In November 1999, we issued a convertible promissory note in exchange for advances to purchase inventory of $7.5 million. The note is convertible into shares of our Series C Preferred Stock at a conversion price of approximately $2.72 per share. In March 2000, we issued 2,761,210 shares of Series C Preferred Stock upon the conversion of the note. We have the right to repurchase shares of our stock after December 31, 2000 at the original issuance price equal to the lesser of $3.5 million or the unused inventory advances at December 31, 2000. We have determined that the note is convertible at a discount to the deemed fair value of the Series C Preferred Stock at the date of issuance. Since the note was issued to a supplier from whom we purchase inventory and with whom we have other sales and marketing arrangements, we recorded stock-based charges in our statement of operations. For the year ended December 31, 1999, the total non-cash charge was $9.6 million, which was the difference between the deemed aggregate fair value of the shares of Series C Preferred Stock issued and the aggregate conversion price of such shares. This non-cash charge resulted in an increase in our net loss per share for the year ended December 31, 1999. See Note 5 of Notes to Financial Statements for a discussion of this non-cash charge. We may incur further charges if additional inventory purchases are made against the remaining unused advances on inventory.

     Income Taxes. The provision for income taxes consists of minimum state franchise taxes. As of December 31, 1999, we had approximately $11.8 million and $5.9 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income, if any. Use of our net operating loss carryforwards, which begin to expire in 2004, may be subject to limitations under the Internal Revenue Code of 1986, as amended. We have provided a full valuation allowance on the deferred tax assets, consisting primarily of net operating loss carryforwards, because of uncertainty regarding our ability to use the loss carryforwards.

     Other Expense, Net. Other expense, net increased $57,000, or 139.0%, to $98,000 for 1999 from $41,000 for 1998. The increase is primarily due to a cost of financing through our issuance of convertible debt instruments.

     Net Loss. For 1999, our net loss totaled $25.3 million as compared to $477,000 for 1998.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net Revenue. Net revenue increased $261,000, or 150.9%, to $434,000 for 1998 from $173,000 in 1997. This increase reflects continued growth in our revenue derived from Internet access customers, as well as revenue from the introduction of our DSL services.

     Cost of Revenue. Cost of revenue increased $201,000, or 168.9%, to $320,000 for 1998 from $119,000 for 1997. The largest component of this increase was the cost of providing DSL services.

     Product Development. Product development expense increased $60,000, or 150.0%, to $100,000 for 1998 from $40,000 for 1997. This increase primarily reflects an overall increase in personnel, costs related to the development of new service offerings and the enhancement of existing service offerings.

     Sales and Marketing. Sales and marketing expense increased $137,000, or 152.2%, to $227,000 for 1998, as compared to $90,000 for 1997. This increase reflects an investment in customer care and sales and marketing required to support and grow our customer base. Additionally, the increase reflects the growth of marketing efforts related to the introduction of DSL services.

     General and Administrative. General and administrative expense increased $113,000, or 102.7%, to $223,000 for 1998, as compared to $110,000 in 1997. This increase reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of our business.

     Other Expense, Net. Other expense, net increased $28,000, or 215.4%, to $41,000 for 1998, as compared to $13,000 for 1997. The increase is primarily due to a cost of financing through our convertible debt instruments.

     Net Loss. For 1998, our net loss was $477,000 as compared to $199,000 for 1997.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth our unaudited statement of operations data for each quarter of 1998 and 1999. Operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1998       1998       1998        1998       1999       1999       1999        1999
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                  (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
SELECTED STATEMENT OF OPERATIONS DATA:
Net revenue.............................    $ 77      $  86       $ 113      $ 158      $ 215     $   366     $   680    $  1,004
Cost of revenue.........................      41         60          73        146        390       1,018       1,761       2,915
                                            ----      -----       -----      -----      -----     -------     -------    --------
  Gross profit (loss)...................      36         26          40         12       (175)       (652)     (1,081)     (1,911)
Operating expenses:
  Product development...................      14         21          24         41         63          87         169         400
  Sales and marketing...................      24         64          64         75        142         534       1,712       2,440
  General and administrative............      39         52          53         79        203         408         825       1,733
  Stock-based charges...................      --         --          --         --         --          --         444      12,267
                                            ----      -----       -----      -----      -----     -------     -------    --------
    Total operating expenses............      77        137         141        195        408       1,029       3,150      16,840
                                            ----      -----       -----      -----      -----     -------     -------    --------
    Loss from operations................     (41)      (111)       (101)      (183)      (583)     (1,681)     (4,231)    (18,751)
Other income (expense), net.............      (8)        (6)        (13)       (14)       (21)        (23)         14         (68)
                                            ----      -----       -----      -----      -----     -------     -------    --------
Net loss................................     (49)      (117)       (114)      (197)      (604)     (1,704)     (4,217)    (18,819)
Charges relating to mandatorily
  redeemable convertible preferred
  stock:
  Equity charge for beneficial
    conversion feature..................      --         --          --         --         --          --          --     (10,000)
  Accretion of preferred stock to
    redemption value....................      --         --          --         --         --          --         (67)       (302)
                                            ----      -----       -----      -----      -----     -------     -------    --------
Net loss attributable to common
  stockholders..........................    $(49)     $(117)      $(114)     $(197)     $(604)    $(1,704)    $(4,284)   $(29,121)
                                            ====      =====       =====      =====      =====     =======     =======    ========
AS A PERCENTAGE OF REVENUE:
  Net revenue...........................     100%       100%        100%       100%       100%        100%        100%        100%
  Cost of revenue.......................      53         70          65         92        181         278         259         290
                                            ----      -----       -----      -----      -----     -------     -------    --------
    Gross profit (loss).................      47%        30%         35%         8%       (81)%      (178)%      (159)%      (190)%

     Our net revenue has increased in each of the last eight quarters, reflecting increases in the number of our customers. Our cost of revenue has also increased in every quarter, reflecting costs associated with customer growth and the building of our network in existing and new markets. Our product development, sales and marketing and general and administrative expenses have increased in every quarter and reflect costs associated with the development of new services, sales and marketing costs associated with the acquisition of customers, including sales commissions, and the development of a corporate infrastructure. We have experienced increasing net losses on a quarterly basis as we increased our capital expenditures and operating expenses, and we expect to sustain increasing quarterly losses for the foreseeable future.

     Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect our operating results include:

     - demand for our services;

     - the rate at which we add new customers and the ability to retain existing customers;

     - the prices paid for our services;

     - capital expenditures and operating costs associated with our network expansion; and

     - costs associated with expanding our sales and marketing, product development and customer care functions.

     Other factors, many of which are outside our control, may add to the variability in our annual or quarterly operating results.

LIQUIDITY AND CAPITAL RESOURCES

     Our operations require significant capital investment for the expansion of services and our network infrastructure, for funding operating losses and for working capital purposes. Capital expenditures were approximately $1.5 million for 1999. We expect that capital expenditures will be substantially higher in the future periods as we expand our network and services into new markets.

     Since 1996, we have funded our operations and met our capital expenditure requirements through the sale of equity securities, proceeds from convertible debt, equipment lease financing, product financing arrangements with vendors and cash generated from the sale of our products and services.

     We have had negative cash flows from operating activities since inception. Net cash used in operating activities was $8.5 million for 1999 and $366,000 for 1998. Net cash used in operating activities in each of these years was primarily the result of net operating losses and payments required to be made relating to our vendor agreements entered into in 1999 and 1998. These operating cash outflows were partially offset by increases in amortization of stock-based charges, accounts payable, accrued liabilities and deferred revenues.

     Net cash used in investing activities was $1.5 million for 1999 and $69,000 for 1998. To date, our investing activities have consisted of purchases of property and equipment. During the year ended December 31, 1999, an additional $2.4 million of capital expenditures were funded through an equipment lease financing arrangement.

     Net cash provided by financing activities was $20.7 million for 1999 and $492,000 for 1998. Cash was provided primarily from net proceeds from the sale of our common and preferred stock.

     In November 1999, we issued a convertible promissory note in exchange for advances to purchase inventory of $7.5 million. The note was convertible into shares of our Series C Preferred Stock at a conversion price of approximately $2.72 per share. The promissory note bore interest at a rate of 6.0% per annum, with accrued interest payable on the fifteenth of each month, commencing January 1, 2000. In March 2000, the note was converted into 2,761,210 shares of Series C Preferred Stock, which are convertible into an equivalent number of shares of our common stock.

     In September 1999, we entered into an agreement with Eller Media Company. Under this agreement, we have the right to purchase up to $20.0 million in advertising products and services through December 31, 2001. As of December 31, 1999, we had purchased approximately $443,000 in services under this agreement. We account for the agreement as a non-interest bearing product financing facility, which is discounted at a rate of 10%. Eller Media has agreed that, on the effective date of this offering, it will exchange the aggregate amount due under this agreement, representing purchases up to the effective date of this offering, for a five year warrant. The warrant will represent the right to purchase the number of shares of our common stock attainable by dividing the aggregate amount outstanding under the credit facility on the effective date of this offering by the initial public offering price. The exercise price per share of the warrant will be equal to the initial public offering price of our common stock.

     In April 2000, we entered into a 3-year $7.5 million equipment lease facility, which will be increased to $22.5 million if this offering is completed by August 31, 2000, with one of our vendors. Under the terms of this agreement, we can also receive $2.5 million as a bridge loan. Amounts borrowed under the bridge loan bear interest at 12% per annum, however, no interest will be due if, on or before March 29, 2001, the market value of our common stock exceeds $27.50 per share. All amounts borrowed under the agreement must be repaid by March 30, 2001. This loan and lease facility is primarily secured by all equipment leased from the vendor under the agreement. In connection with this agreement, we issued warrants to the vendor to purchase up to 117,371 shares of our common stock at an exercise price of $8.52 per share. At April 26, 2000, no amounts were outstanding under this facility.

     In April 2000 we and a different vendor agreed to enter into a $25.0 million secured credit facility. Amounts borrowed under this facility will bear interest at the rate of 12% per annum. All amounts borrowed must be repaid the earlier of five days following the closing of our initial public offering or March 30, 2001. If any amounts are borrowed under this facility prior to this offering, we intend to use a portion of the net proceeds of this offering to repay those amounts. This facility will be secured by all of our general tangible and intangible assets except those assets pledged under the credit facility described above. We also issued to this vendor warrants to purchase up to 293,384 shares of our common stock at an exercise price of $8.52 per share.

     In August 1998 and May 1999, we issued two convertible notes totaling $25,000 that are convertible into shares of our common stock at a conversion price of $1.00 per share, and which bear interest at a rate of 10% per annum.

     Between March and October 1999, we issued six convertible notes totaling $250,000. The notes are convertible into shares of our common stock at a conversion price of $2.15 per share and bear interest at a rate of 12% per annum. In March 2000, $250,000 of convertible promissory notes were converted into 116,279 shares of our common stock.

     As of December 31, 1999, we had $10.8 million in cash and cash equivalents. We currently anticipate that our existing cash and cash equivalents, proceeds from this offering and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next 12 months. However, we will likely need to raise additional funds in order to finance our increasingly rapid expansion, increase our marketing activities, develop new or enhance existing services or products, respond to competitive pressures and/or acquire complementary services, businesses or technologies. We expect to experience substantial negative cash flow from operating activities and negative cash flow from investing activities for the foreseeable future as a result of continued development and expansion of our network, sales and marketing activities. Our future cash requirements will depend on a number of factors, including:

     - introduction of new products and services;

     - expansion into new markets;

     - building-out of our infrastructure;

     - demand for, and pricing of, our products and services; and

     - marketing expenditures and product and service development activities.

     In addition, we may pursue acquisitions of businesses or technologies to expand our geographic presence and achieve operating efficiencies. There can be no assurance that we will have sufficient liquidity or be able to obtain additional debt or equity financing on favorable terms or at all, in order to finance such an acquisition. No acquisitions are currently contemplated.

MARKET RISK

     Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio and outstanding debt obligations. We typically do not attempt to reduce or eliminate market exposure on investment securities because a substantial majority of investments are in fixed-rate, short-term securities. We do not have any derivative instruments. The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the fixed-rate, short-term nature of the substantial majority of the investment portfolio.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize costs related to internal-use software once certain criteria have been met. We adopted Statement of Position 98-1 effective January 1, 1999. The adoption of the statement did not have a material effect on our financial statements.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." This statement of position requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when this statement of position is adopted. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our financial position, results of operations or cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" or SAB 101, which provides additional guidance in applying generally accepted accounting principles to revenue recognition in the financial statements. We adopted SAB 101 retroactively for all periods presented, and the implementation of SAB 101 did not have a material effect on our financial statements.

                                    BUSINESS

COMPANY OVERVIEW

     InternetConnect is a leading provider of broadband networking solutions to small and medium-sized businesses. We also provide a range of network access solutions to remote users and branch locations of larger enterprises. We believe that our services allow our customers to communicate, transact and manage their businesses more efficiently. We own, manage and control a nationwide data communications network that enables us to offer high-quality integrated turnkey solutions. Our services combine the speed and efficiency of DSL technologies with the reliability and security of our advanced private network. Our suite of services includes wide-area private networking, high-speed DSL Internet access, applications hosting, Web hosting and dial-up and remote access to the Internet and private computer networks. By the end of 2000, we plan to roll out additional value-added services, including video conferencing and voice services over our data network.

     The InternetConnect solution consists of five key elements:

     - Integrated solutions for high-speed connectivity, private networking and applications hosting services from a single provider;

     - Robust wide-area networking capabilities at substantially lower prices than available from traditional sources;

     - High-speed dedicated connections to our network and the Internet, primarily through DSL technology;

     - Owned and managed nationwide ATM backbone that provides high-speed, secure and reliable networking solutions; and

     - Superior customer service 24 hours-a-day, seven days-a-week.

     We currently operate in 34 major metropolitan markets, including the 10 largest cities in the United States. We began offering DSL connectivity in August 1998. At the end of 1999, we had approximately 3,150 lines in service. As of March 31, 2000, we had more than doubled the number of DSL lines in service to greater than 6,400 and had a backlog of approximately 3,500 DSL lines that were in the process of being installed.

     Our management team is experienced in developing and rapidly growing communications businesses serving business customers. Our Chairman and President, Clifford H. Young has extensive experience in operating Internet and network businesses and focuses his efforts on product, network and business development. Our Chief Executive Officer, John W. Combs, served as Southwest area president for Nextel Communications over the last seven years. The Southwest area was Nextel's largest area and grew from fewer than 1,000 digital subscribers to more than 500,000 subscribers during Mr. Comb's tenure. In addition, our Chief Marketing Officer, Chief Financial Officer, Vice President of Sales and Vice President of Customer Operations have more than 17 years combined experience working in significant operating and management roles at Nextel.

INDUSTRY

     High-speed connectivity has become important to small and medium-sized businesses as a result of the dramatic increase in Internet usage. According to the International Data Corporation, or IDC, the number of Internet users worldwide reached approximately 200 million in 1999 and is forecasted to grow to approximately one billion by 2005. The popularity of the Internet has driven its rapid growth as a commercial medium. Small and medium-sized businesses are experiencing an increasing need for high-speed Internet connections to maintain complex Web sites, access critical business information and communicate more effectively with employees, customers and business partners.

     We believe that demand for broadband connectivity is expanding rapidly as businesses realize the benefits of high-speed, dedicated network connections to both the Internet and their business partners. According to industry sources, total retail subscription revenues for data services in the United States will reach $66 billion by 2003, with DSL accounting for more than $18 billion of this figure. Industry sources predict that, by 2003, network access revenues, primarily driven by DSL, T-1, satellite, fiber and fixed wireless solutions, will reach $43 billion, of which revenues from business customers will account for approximately $23 billion and DSL revenues for approximately $8 billion.

     According to a census conducted by the Small Business Association in 1998, businesses with fewer than 100 employees represent more than 99% of United States businesses. We believe that the Internet connectivity and networking needs of smaller businesses have been under-served because dedicated high-speed connections and access to secure private networks have been prohibitively expensive.

     According to the IDC, 41.8% of small businesses with 10 or more telephone lines have at least one branch office. IDC predicts that, by 2003, small businesses will use 76.6% of the projected 3.3 million business DSL lines. Additionally, many large businesses have branch offices where a T-1 or ISDN connection is not cost-efficient. These branch offices currently operate without dedicated high-speed access to the Internet or their corporate networks. As Internet usage grows, we believe that small and medium-sized businesses and branch offices of larger companies will increasingly demand cost-effective and high-speed connectivity and networking solutions.

INTERNET ACCESS AND DATA TRANSFER CHALLENGES

     Lack of Integrated Solutions. Small and medium-sized enterprises that require an array of networking services such as Internet access, applications hosting, Web hosting and firewall services often must employ many separate vendors to obtain the full suite of services they need. Screening vendors and procuring and managing these services is expensive and inefficient. Additionally, management and maintenance of hardware and software necessary to provide these network solutions are complex and often require the employment of in-house information technology personnel. These costs, in connection with the prohibitive pricing of broadband access, have generally made high-speed Internet services unaffordable for small and medium-sized businesses.

     High Cost of High-Speed Access. Until recently, many small and medium-sized businesses and branch locations of larger companies lacked a cost-effective alternative to slow and unreliable dial-up modems or expensive connections such as ISDN or T-1. Large businesses typically lease T-1 or T-3 lines to link their computers in private networks. Although large amounts of data can be transferred quickly through these lines, they are generally too expensive for smaller businesses, causing them to go without dedicated networking services. Additionally, businesses lacked a high-speed means for their workers to access their companies' local area networks while at remote locations, such as branch offices or their homes.

     Lack of Small Business Solutions. We believe that small and medium-sized businesses are currently under-served by network solutions providers. Larger providers are focused on serving larger enterprise customers and to date have not offered affordable solutions to smaller businesses. Smaller service providers typically do not have nationwide private networks.

THE INTERNETCONNECT SOLUTION

     We believe our wide-area networking solutions effectively address many of the unmet communications needs of today's businesses by offering a high-speed integrated solution that is affordable, reliable, secure and customer-focused. Key elements of our solution include:

     - Integrated Solution. We offer our customers a single source for complete private network solutions, including high-speed Internet access and other value-added services. Our integrated turnkey solutions allow our customers to outsource the management of their data communications requirements.

     - Affordable Connectivity. We believe that our Internet connectivity, network and hosting services offer our customers an affordable way to acquire a full suite of integrated network services. We primarily use DSL technology to connect our customers to our privately-owned network, which enables them to network their multiple locations, business partners and remote users at considerably higher speeds and with greater security than Internet-based virtual private networks, but at a fraction of the cost of dedicated private networks and traditional networking solutions such as frame relay. For example, a small business that wants to connect its Los Angeles and New York City offices would currently pay approximately $5,000 per month for a frame relay solution. This same customer, using our private network, can obtain an equivalent solution having the same speed from us for approximately $1,100 per month.

     - High-Speed, Always-On Connections. We provide our customers with dedicated Internet access and the ability to rapidly transfer information across our private network among their branch offices, telecommuters and business partners. Using DSL technology as the last mile connection, our network is capable of delivering data at speeds ranging from 144 kilobits per second, or Kbps, to 1.54 megabits per second, or Mbps. Customers who subscribe at the 1.54 Mbps rate experience a transfer rate as fast as a T-1 connection, which is approximately 50 times faster than a 28.8 Kbps dial-up modem, and more than 15 times faster than an ISDN line.

     - Network Architecture. We have designed our network to maximize security, speed and customer convenience. Unlike our competitors, we transport our on-net customers' data over our privately-owned and managed network, without using the public Internet or any switches that are outside of our control. Data transmitted to one of our customers from an Internet location not on our network is passed to our network through our centrally-controlled firewall gateway. This architecture is designed to prevent unauthorized access to our customers' internal applications and information. Customers on our network can safely transmit sensitive information and applications to each other while also maintaining a connection with the public Internet. This structure reduces the need for customers to purchase expensive security and firewall solutions and allows us to monitor network components and customer traffic from a central location. Customers using our network experience reduced data packet loss and latency compared to traditional frame relay services and virtual private networks that use the public Internet, resulting in improved performance of real-time applications, including video conferencing and voice services using our data network.

     - Superior Customer Care. We provide customer care 24 hours-a-day, seven days-a-week. Customer support is important to many of our small and medium-sized business customers because they do not typically have dedicated internal technical support staff. Our remote network monitoring and troubleshooting capabilities enable us to anticipate and react to potential network problems, enhancing network quality, service and performance.

STRATEGY

     We combine the speed of DSL with the reliability of our private network to provide our customers with affordable, secure broadband solutions. We believe that our DSL/ATM data networking solution is well suited for small and medium-sized businesses because of its high quality, low cost, ease and speed of network implementation and ubiquitous availability of DSL through traditional copper telephone lines. The following are the key components of our business strategy:

     - Rapidly Expand Our Customer Base: Through an aggressive sales campaign, we intend to capitalize on the strong demand for high-speed Internet access to add customers to our network quickly. Once these customers are on our network, we will offer them additional value-added services. Our sales strategy is to penetrate the 50 largest major metropolitan markets and then expand into secondary and tertiary markets. Our sales effort is focused on acquiring customers through direct marketing and through development of strategic alliances with value-added resellers, wireless dealers, systems consultants and information technology vendors.

     - Focus on the Under-Served Customer: We provide cost-effective turnkey solutions to small and medium-sized businesses and branch offices of large businesses. We believe that this segment of the market has been largely ignored by providers of networking services to large corporate customers.

     - Provide High Quality, Reliable Networking Solutions: With our private network, we offer exceptional speed, security, national reach and flexibility at a price point considerably lower compared to traditional private networks or frame relay services. Our network uses multi protocol label switching, or MPLS, to ensure the rapid and secure transport of our customers' data. MPLS transforms Internet protocol data into switched packets at the edge of the network, enabling traffic to be switched rather than routed across our backbone and thereby resulting in increased data rates and reduced latency. We intend to expand our relationships with current strategic partners, including Winstar Communications, Covad Communications and NorthPoint Communications, to ensure and enhance the quality and scalability of our networking solutions.

     - Provide Superior Customer Care: Our customer support relationship with each new customer begins on day one, when we assign an installation account representative to manage and communicate with that customer. We offer end-to-end proactive network monitoring and management through our operations center 24 hours-a-day, seven days-a-week. To ensure convenience for our customers, we schedule installations seven days-a-week. To motivate our customer care team to provide superior customer care, we reward them with cash and stock based on monthly customer satisfaction measurements.

     - Develop and Market New Products and Services: We intend to develop new products and services that take advantage of our high-speed network capabilities. Our product development staff focuses on creating products that provide our customers the capability to interact, transact and manage many of their business operations in real-time. We offer cost-effective solutions to what we believe is an increasing number of companies seeking to outsource their network-based applications. By the end of 2000, we intend to offer additional network-based applications, including video conferencing and voice services over our data network, as well as outsourced hosting of high-bandwidth office applications.

INTERNETCONNECT SERVICES

     We deliver a range of high performance services designed to help businesses reduce costs, increase productivity and access new markets. The following is a list of our current services:

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

     HIGH-SPEED CONNECTIVITY SOLUTIONS

     The majority of our customers are connected to our network via dedicated DSL access connections. DSL technology provides high speed at a lower cost than most other dedicated access solutions. We offer several different DSL connectivity solutions, as well as alternative access solutions for customers who want to integrate our network with their existing networks.

 -------------------------------------------------------------------------------------------
            SERVICE                        SPEED                     CUSTOMER BENEFITS
 -------------------------------------------------------------------------------------------
 - Multi-user symmetrical DSL     - Up to 1.5 Mbps             - Provides access to all
                                    upstream and               users on an Ethernet LAN
                                    downstream                 - Lower cost per user for
                                                                 multiple users at a single
                                                                 location
                                                               - Routable addressing allows
                                                                 customers to connect up to
                                                                 255 discrete Internet
                                                                 protocol addresses through
                                                                 a single DSL connection and
                                                                 customer premise router
 -------------------------------------------------------------------------------------------
 - Single-user symmetrical DSL    - Up to 1.5 Mbps             - Low cost for a single user
                                  upstream and downstream      - Employs less costly bridge
                                                               as customer premise equipment
                                                               - Most effective for remote
                                                                 business users
 -------------------------------------------------------------------------------------------
 - Single-user asymmetrical       - Up to 1.5 Mbps             - High-speed, low-cost
 DSL                                downstream and 384           connection for less data-
                                    Kbps upstream                intensive business and
                                                                 residential users
 -------------------------------------------------------------------------------------------
 - Multi-line high-speed DSL      - Up to 9.0 Mbps             - Provides higher available
     - Aggregates multiple DSL          upstream and                 bandwidth for
       lines for higher                 downstream                   speed-sensitive
       bandwidth at a single                                         applications
       location                                                - Enhanced redundancy because
                                                                 of multiple DSL connections
                                                               - Allows customers to reserve
                                                                 private virtual circuits
                                                                 for specific applications
 -------------------------------------------------------------------------------------------
 - Alternative access (T-1,       - Up to 45 Mbps upstream     - Allows dedicated connection
   T3, ISDN and frame relay         and downstream             to legacy private networks
   solutions)                                                    and frame relay networks
                                                               - Provide high-speed network
                                                                 access in areas where DSL
                                                                 is not yet available
 -------------------------------------------------------------------------------------------
 - Dial-up access for mobile      - 56 Kbps                    - Provide network access from
   workforce or traveling                                        any telephone worldwide
   users
 -------------------------------------------------------------------------------------------

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

     VALUE-ADDED SERVICES

     Customers on our network can benefit from the high quality networking and value-added solutions we provide, which are optimized for our broadband network.

 ----------------------------------------------------------------------------------------------------------------------------
                           SERVICES                                                   CUSTOMER BENEFITS
 ----------------------------------------------------------------------------------------------------------------------------
 NETWORKING SOLUTIONS                                            - Fast -- MPLS enables data to travel faster than
 - Virtual private networks using DSL connectivity and our         traditional Internet protocol-based virtual private
   proprietary ATM backbone                                        networks
 - Collocation of network servers                                - Secure -- Data traveling over our network is more secure
 - Frame relay services for network connection                   than data traveling over the public Internet
 - Point-to-point T-1 and T-3 solutions                          - Flexible and scalable -- Grows with the business; Allows mobile personnel, telecommuters and branch offices to
                                                                   access corporate network remotely; Nationwide coverage
                                                                 - Reliable -- Uses our owned and controlled nationwide
                                                                   communications network rather than the public Internet
                                                                 - Simple -- Outsourced firewall management and network
                                                                   configuration
                                                                 - Affordable -- DSL/ATM solution is significantly less
                                                                   expensive than traditional private networks
 ----------------------------------------------------------------------------------------------------------------------------
 APPLICATIONS HOSTING                                            - Affordable -- No capital investment
 - Simple Web hosting                                            - Outsourced service -- Customer does not need in-house
   - Basic site hosting                                          staff to manage server or software
   - E-Commerce enabled site hosting                             - Reliable -- Redundant server maintained 24 hours-a-day,
 - E-Mail                                                        seven days-a-week
   - Unix Send Mail
 - FTP Servers
   - File management and transfer
 ----------------------------------------------------------------------------------------------------------------------------

     FUTURE SERVICES

     We intend to leverage our network infrastructure to deliver and manage additional value-added services for our existing and new customers. These services are private label solutions comprised of bundled, off-the-shelf applications designed to meet the needs of select vertical segments within the small and medium-sized business market. Many of these new services will be rolled out by the end of 2000. We are currently developing the following services:

 -------------------------------------------------------------------------------------
                 SERVICES                                CUSTOMER BENEFITS
 -------------------------------------------------------------------------------------
 - Video Conferencing                         - High quality with our ATM backbone
   - Three levels of service quality          - Low cost relative to leased line
     providing up to 30 frame-per-second        transport
     full motion video                        - Flat rate pricing -- less costly than
                                                per minute ISDN-based video conferencing
                                                services
                                              - Highly scalable to multiple users
                                              - Uses inexpensive, off-the-shelf video
                                                equipment
 -------------------------------------------------------------------------------------
 - Collaborative Applications                 - Outsourced solution reduces
   - Lotus Notes                                information technology implementation
   - Microsoft Exchange                         and maintenance costs
   - Other real-time collaborative tools      - Improved e-mail and collaboration
                                                capabilities versus Internet-based
                                                e-mail
                                              - Reliable -- redundant server
                                                maintained 24 hours-a-day, seven
                                                days-a-week
                                              - Leverages same application across
                                                multiple locations
                                              - Provides greater selection of
                                                applications
 -------------------------------------------------------------------------------------
 - Voice Services                             - Predictable flat rate cost structure
   - Interoffice voice flat rate              - More reliable than public Internet
   - On-net voice services                      telephony
                                              - Significant cost savings
 -------------------------------------------------------------------------------------
 - Managed Network Services                   - Continuous monitoring and proactive
   - Backup services                            fault response
   - Proactive networking monitoring          - Reduced information technology costs
   - Managed financial services               - Improved network security
 -------------------------------------------------------------------------------------

NETWORK ARCHITECTURE

     Our network is specifically designed to optimize our current and future broadband services, including high quality, real-time applications such as video conferencing, voice and other collaborative applications.

     The following diagram illustrates in a simplified manner how our network interfaces with our DSL circuit providers and our customers. A typical customer location is connected by a DSL local loop that connects a DSL router (provided by InternetConnect) on the customer's premise to a DSL access multiplexer (owned by one of our DSL circuit providers such as Covad or NorthPoint) located in the local exchange carrier central office. The DSL circuit provider aggregates the traffic from the customer and backhauls it to a central collocation facility within the customer's metropolitan area, where the traffic is interfaced with InternetConnect's collocated ATM switch.

     From our ATM switch, our network carries our customer's traffic to all other on-net locations, as well as to our Web servers and applications servers. Traffic to Internet locations is routed through our centrally managed firewalls to private peering connections we maintain with several major Internet backbone network providers, including InterNap, Level 3, and Winstar. In the following diagram, shaded areas indicate the components of the network that we own, control and manage. Although we use DSL circuits provided by third-party DSL providers for last mile connectivity to our customers, our sophisticated network management systems provide us with network visibility and control from our Network Operations Center to our DSL edge routers located on our customers' premises.

                       [NETWORK ARCHITECTURE FLOW CHART]

     Our 20-node ATM backbone currently supports 34 metropolitan markets. We plan to expand our ATM backbone to 54 nodes, which will support additional markets throughout the United States. Through our network, we support nationwide DSL, ATM, frame relay, ISDN and dial-up services.

     Today, our network is comprised of standards-based equipment from several different providers. We use Lucent CBX500 series carrier-class ATM switches at the core of our network and currently employ 28 of these switches. We currently use Cisco 6400 series switches and routers at the edge of our network, and Cisco 7200 series routers for our managed firewall services. In addition, we provide or sell the DSL customer interface units that connect our customers to DSL loops at their premises. We currently use Flowpoint routers from Efficient Networks for our multi-user SDSL service and SpeedStream bridges for our single-user SDSL and ADSL customers. Using this fast, efficient and highly scalable architecture, we rapidly deploy new network technology and services such as MPLS. MPLS allows us to better manage our backbone, increase efficiency, redirect traffic quickly and minimize network downtime.

     We believe that our network strategy, which requires limited capital investments, involves fewer implementation risks relative to strategies of other network providers. We invest capital in network assets that allow us to control and manage our nationwide network, such as ATM switches, routers and network control systems, and lease or purchase indefeasible rights of use for the physical transmission means from other providers. Investing in network assets that enable high-margin services along with marketing and branding to capture customers allows us to maximize the return on our capital. Our investments in edge routers, servers and customer premise equipment are typically "success-based," being conditioned upon us adding customers.

     Our network has the following features:

     - Scalable. Our multi-layer network architecture uses carrier-class, high-capacity and high-speed Lucent ATM switches and Cisco routers that can scale to support many more customers than we currently serve. We can add backbone capacity and Internet access capacity very quickly with our current architecture. We can also expand the network footprint incrementally without modifying the current network infrastructure.

     - High Capacity. Through indefeasible rights of use agreements and lease agreements with telecommunications carriers, we own and lease fiber backbone capacity at DS-3 (45 Mbps) and OC-3 (155 Mbps) between 19 points of presence servicing 34 metropolitan markets. Under these agreements, we have the right to upgrade our backbone capacity to OC-12 (620 Mbps) or above. With our current network architecture, we have the ability to serve a substantially larger customer base than we currently have with a variety of real-time high-speed applications.

     - Internet Interconnectivity. We buy Internet interconnectivity from a variety of suppliers, including InterNap, Level 3 Communications, Winstar and others, and connect to those suppliers via private peering and collocation arrangements. We maintain top-tier access to the majority of Internet hosts through these relationships.

     - Flexible. Our network consists of an Internet protocol routing infrastructure overlaid upon a fast cell-based ATM switching architecture that enables us to provide reliable, high-speed private connections that are point-to-point. The network allows for a variety of service types and levels depending on the applications requirements and customer service level demands. Our redundant network infrastructure is designed to provide seamless uptime for customers who could otherwise be affected by fiber cuts or other network failures.

     - Fault Tolerant. Redundant design and adaptive technology in our network reduces the impact of isolated network failures. We employ redundancy in our core Internet routers and switch infrastructure to address failures that might otherwise interrupt the flow of customer traffic.

     - Standards Based. Our network supports Internet traffic over our standards-based private ATM backbone. We are able to install a variety of equipment types and capacities without impacting network interoperability. As a result, our network can be upgraded incrementally and benefit from multi-vendor supply strategies. We also have the ability to easily integrate our network solutions within existing network service provider applications.

     - Manageable. From our network operations center, we are able to monitor the network remotely, perform network diagnostics and equipment surveillance, and report on performance to support customers. As a result of our network architecture and our network operations management platform, we can perform these tasks remotely regardless of point of presence location or network status. This capability allows us to respond quickly to network problems and to provision additional services to our on-net customers remotely, thereby avoiding costs associated with on-site network configuration and repair. Our network management platform also gives us the ability to perform client device monitoring and provide reports to customers on their network uptime.

     - Data Centers. We currently have a data center located in Marina del Rey, California. We also host our public servers in a Level 3 Communications facility in Los Angeles. We have four additional hosting centers through a strategic partnership with Winstar Communications. The additional data centers are located in Los Angeles, San Francisco, New York and Washington D.C. Each data center is specifically designed for dedicated Web hosting, applications hosting, collocation services and high capacity access to our network, and is equipped with uninterruptible power supply and backup generators, fire suppression, operations and physical security 24 hours-per-day, seven days-per-week.

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

STRATEGIC ALLIANCES

     We seek to establish strategic alliances with select network and application service providers, consulting firms and telecommunications carriers that will resell our services to their customers. We also strive to establish strategic relationships with our key suppliers. To date, we have entered into the following strategic alliances:

     - Winstar Communications. Winstar has committed to offer our DSL and private network services to its customers. Winstar will brand our products and services under the Winstar name and handle all sales, billing and collection activities. Winstar will provide certain application hosting services that we intend to private label and sell under the InternetConnect brand. We are responsible for all fulfillment and advanced technical support activities on DSL sales to Winstar customers. Under this agreement, Winstar has agreed to sell 2,000 InternetConnect DSL lines within a three-year period. We have agreed to jointly market to Winstar's dial-up customer base in an effort to upgrade them to our co-branded DSL solution. Winstar has invested $5.0 million in our company and will sublease collocation facilities from us in Los Angeles and lease collocation facilities to us in San Francisco, New York and Washington, D.C.

     - Covad Communications. We have agreed with Covad Communications to jointly develop new market segments for DSL services and tailor products to meet the needs of InternetConnect customers. Under our agreement, we have committed to purchase 50,000 DSL lines from Covad, and Covad has committed to provide us with market development funds.

     - NorthPoint Communications. We have agreed with NorthPoint to jointly develop new markets for DSL services and tailor product solutions to meet the needs of InternetConnect customers. Under this agreement, we have committed to purchase 15,000 DSL lines from NorthPoint. NorthPoint has committed to provide us with market development funds as well as additional funds paid for each installed line.

SALES, MARKETING AND CUSTOMER SUPPORT

     SALES

     Our sales force focuses on three distribution methods to target expanding opportunities in the broadband networking and Internet access markets.

     Inside Sales Channel. Our inside sales personnel service potential customers attracted through our advertising in local newspapers, radio, trade publications, billboards, online ads and direct mail. This team has enabled us to rapidly expand our sales activities nationwide.

     Indirect Sales Channels. Our indirect sales force targets value-added resellers, wireless dealers, systems consultants and information technology vendors. We supplement our distributors' sales efforts by offering marketing support services that include training, proposal development, lead generation, channel support materials, joint participation in national and regional customer events and press announcements. We believe that value-added resellers and system integrators will be an important channel for us, as we provide networking solutions that will help drive sales of hardware and integration services.

     Direct Sales Channels. This sales force consists of field commercial sales representatives and major account executives. We intend to increase the size of our sales and sales engineering force to sell and support our business customers as we offer additional services and enter into new geographic markets. Our sales staff is trained in the technical aspects of our solutions, as well as in strategies for customer satisfaction. Direct sales methods include direct contacts with potential corporate accounts by our sales representatives and sales engineers, inbound and outbound telemarketing, direct mail efforts and trade show participation.

     MARKETING

     Our key marketing objective is to position InternetConnect as the leading provider of broadband networking solutions for businesses. We believe that being an early leader in DSL access and nationwide secure private networking is an important factor in enabling us to continue to attract new customers.

     Our marketing objectives are to build national and local demand for our services and positive awareness of the InternetConnect brand. As part of our agreement with Eller Media, one of the largest outdoor media firms in the U.S., we have initiated a nationwide billboard and outdoor advertising media campaign. We also advertise on the radio, in newspapers and in industry publications in major markets to enhance awareness and drive inquiries to our inside sales team. Our print advertisements are placed in trade magazines, small business publications and major daily newspapers. We employ public relations personnel in-house to provide broad coverage in the Internet and computer networking sectors. We also create brand awareness by participating in industry trade shows such as Internet World, Internet Commerce Expo, Interop and ISPCon. We also use online Web advertising, including sponsorships and banner ads and e-mail messages to targeted lists.

     On our Website, customers can find extensive product information, pre-qualify for service, and initiate orders on-line. We also use direct mailings, telemarketing and joint promotional efforts with channel and strategic partners, vendors and value-added resellers to reach new business customers. We market to our existing customers through quarterly customer newsletters, periodic e-mail and by offering value-added services through a sales team dedicated to existing customers.

     CUSTOMER CARE

     Providing high quality customer care is a fundamental component in servicing our customers and marketing additional services. We have made significant investments in personnel, training and systems that enhance our customer care initiative. We monitor and respond to customer needs with technical support and service 24 hours-per-day, seven days-per-week. All frontline service personnel are monitored by our quality assurance group to ensure their technical competence and to improve their customer interaction and issue resolution skills. We regularly train our customer service personnel in troubleshooting and customer etiquette and use an internal solution workflow management system to track, route, resolve and report on customer service issues. We contact a representative sample of all customers to determine our service quality in resolving customer issues. We have agreements with third-parties to support our customers that cannot be serviced remotely by our network operations team in the event of an equipment failure. These centralized support services increase our operational efficiencies and enhance the quality, consistency and scalability of our customer care.

     Our operating support system resides on two high-capacity fully redundant servers. The application is built on an SQL-based database and offers a Web-based interface with different departments, including human resources, billing, technical support, provisioning, sales and installation coordination. We believe the application supports up to one million customers and provides complete integration of our operating and accounting systems. The application is based upon active server pages that are Web-enabled and allow us to manage processes from remote locations. Our operating support system will provide a Web-based interface with our channel partners, customers and key vendors.

     Our operational support system architecture is designed to facilitate rapid service responsiveness and reduce the cost of customer support. We use an integrated set of standard, off-the-shelf operating systems with customized applications to support our internal business processes. Our internal operations systems and support team has designed all operations modules, using a single database, to ensure that every business process has real-time and reliable information. The use of client-server tools and scalable Compaq and Sun Microsystems servers and Cisco Ethernet switches enables high level performance within our information systems processes.

COMPETITION

     The market for our services is highly competitive, continuously evolving and subject to rapid technological change. While we believe that none of our competitors currently offers a solution that is identical to ours, we encounter competition with respect to different elements of our solutions from a number of companies. In addition, a number of our competitors, including some of our strategic partners, have the potential to offer products that are substantially identical to our solution. Our competitors may also develop alternative products, services or technologies that are superior to, or more cost-effective than, our solution.

     We believe that the principal competitive factors affecting our market include price, breadth of solution, reliability and performance of services, interoperability of solution with existing and new applications, customer service, strategic alliances and speed of installation and deployment of services. We believe our solution currently competes favorably with respect to all of these factors. However, we cannot assure you that we will be able to maintain a competitive position against current and potential competitors in the future, especially against companies with significantly greater financial, marketing, technical and other resources. Our primary competitors are companies who provide broadband connectivity and other related network solutions, including:

     Network and Business Internet Service Providers: We compete with companies offering network solutions, including large global companies such as MCIWorldCom/UUNet, AT&T and Qwest Communications. We also compete with national business Internet service providers, such as GTE Internetworking, Concentric Network, PSINet and Intermedia Communications.

     Broadband Connectivity Providers: We compete against providers of retail DSL services such as Rhythms NetConnections, Fastpoint, Flashcom, Zyan and the regional bell operating companies including SBC, Bell Atlantic and GTE. Other competitors include providers of cable modem services who primarily serve the residential market. These providers include Continental Cablevision, Inc, Tele-Communications, Inc., Cox Cable and At Home Corporation.

     Competitive Local Exchange Carriers or CLECs: Although we do not currently compete with DSL wholesalers such as Covad and Northpoint, we may compete with them in the future should they target the retail market. We currently compete with CLECs such as Rhythms NetConnections, Network Access Solutions, US West and DSL.net, who provide DSL services to the business market on both a wholesale and retail level.

     Direct Broadcast Satellite and Wireless Communications Companies: We compete with companies emerging as wireless data service providers, such as Advanced Radio Telecom, Teligent and Winstar Communications. In addition, other companies, including Motorola Satellite Systems and Hughes Communications, are emerging as satellite-based service providers. These companies use a variety of new and emerging technologies to provide high-speed data services.

     In-building Service Providers: We compete with companies that supply entire office buildings with Internet access and sell those services through building management, such as Cypress Communications, Allied Riser Corporation, Onsite Access and Eureka Broadband.

INTELLECTUAL PROPERTY

     We rely on a combination of copyright, trademark, and trade secret laws and contractual arrangements to establish and protect our intellectual property rights. We plan to apply to register those trademarks that we believe are important to our business. We own the trademark INTERNETCONNECT, which was registered with the United States Patent and Trademark Office in 1998. We are aware of entities that may offer services that compete with ours using the name "Internet Connect," some of which may have begun using that name as a mark in commerce prior to the filing date of our application. Any of these parties could challenge our continuing right to use INTERNETCONNECT in their market or require us to obtain a license to use it in their market. We are also aware of entities that may offer services that compete with ours using the name

"Internet Connect," some of which may have begun using that name as a mark in commerce prior to the date of our first use of INTERNETCONNECT as a mark. Such prior users could apply to cancel our trademark registration during the five year period after the registration was granted. If any such challenge were to succeed, we could be required to stop using the mark in particular markets or obtain a license from a prior user for permission to use it in particular markets. See "Risk Factors."

REGULATORY MATTERS

     The following summary of regulatory developments and legislation is not complete. It does not describe all present and proposed federal, state, local and foreign regulation and legislation affecting the Internet service providers and telecommunications industries. Existing and proposed laws and regulations are currently subject to judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which our industries operate. We cannot predict the outcome of these proceedings or their impact upon the Internet service providers and telecommunications industries or upon us.

     In recent years there have been a number of United States and foreign legislative and other initiatives seeking to control or affect the content of information provided over the Internet. Some of these initiatives would impose criminal liability upon persons sending or displaying, in a manner available to minors, obscene or indecent material or material harmful to minors. Liability would also be imposed on an entity knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers, including us.

     Both the provision of Internet access service and the provision of underling telecommunications services are affected by federal, state, local and foreign regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers in the United States to the extent that they involve the provision, origination and termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act of 1996, which we refer to as the 1996 Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the 1996 Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by ILECs. Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other United States governmental agency, other than regulations applicable to business generally. However, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by Internet service providers. Although in an April 1998 Report, the FCC determined that Internet service providers should not be treated as telecommunications carriers and therefore should not be regulated, it is expected that future Internet service provider regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings, and their non-regulated status may have to be re-examined. Our Internet operations outside the United States are subject to direct regulation through licensing from foreign governmental agencies.

     Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from Regional Bell Operating Companies or other telecommunications companies, could have an adverse effect on our business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. We believe that such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented Internet service providers, such as us. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In a recent development, the FCC adopted rules that direct ILECs to share their telephone lines with providers of high speed Internet access and other data services. This ruling will enable competitive carriers to provide DSL-based services over the same telephone lines simultaneously used by ILECs to provide basic telephone service. The new rules are expected to place competitive carriers on a more equal footing with ILECs in the offering of advanced telecommunications services, including DSL services.

EMPLOYEES

     As of March 31, 2000, we had approximately 237 employees including 79 persons in sales and marketing, 24 persons in network operations and development, 108 in customer care and 26 in finance and administration.

PROPERTIES

     Our headquarters are located in facilities consisting of approximately 7,000 and 25,000 square feet in Marina del Rey, California under leases that expire in 2000 and 2004, respectively. In addition, we occupy 1,000 square feet in San Diego under a lease that expires in 2001. We have also entered into a ten-year lease for our new headquarters in Torrance, California, which encompasses four buildings and more than 212,000 net square feet. We expect to occupy these premises in the third quarter of 2000. Winstar has agreed to sublease 23,000 square feet of our new facility for a period of ten years. We also lease space for hosting our switching and routing equipment in 34 metropolitan markets.

LEGAL PROCEEDINGS

     We are not a party to any pending material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers, key employees and directors as of the date hereof. The background of each person listed in the table is described below.

NAME                                   AGE    POSITION(S)
----                                   ---    -----------
Clifford H. Young....................  40     Chairman of the Board and President
John W. Combs........................  52     Chief Executive Officer and Director
Deanne M. Campbell...................  32     Chief Financial Officer
Kevin Gavin..........................  41     Chief Marketing Officer
Troy J. Knuckles.....................  36     Vice President, Sales
Walter Weisner.......................  44     Vice President, Customer Care
Linda R. Press.......................  34     Vice President, Investor Relations
Sally Ann Stewart....................  42     Vice President, Public Relations
Steven F. Foster.....................  37     Director
Brion B. Applegate...................  46     Director
Frank J. Marshall....................  53     Director
M. Bernard Puckett...................  55     Director

     Clifford H. Young founded InternetConnect and has served as our Chairman of the Board and President since June 1996. From February 1995 to June 1996, Mr. Young was the Founder and President of CDC Development Corp., an Internet company. Mr. Young received his Bachelor of Science from University of California, Los Angeles.

     John W. Combs has served as the Chief Executive Officer and a Director of InternetConnect since September 1999. From June 1993 to September 1999, Mr. Combs was Southwest Area President for Nextel Communications, Inc., a telecommunications wireless carrier. From October 1991 to April 1993, Mr. Combs served as Executive Vice President of LA Cellular, a cellular communications company and from October 1998 to September 1991 he served as President of Mitel, Inc. a PBX manufacturing company. Mr. Combs serves as a director of Digital Microwave and Hello Direct, Inc. Mr. Combs received his Bachelor of Science from California Polytechnic State University in San Luis Obispo.

     Deanne M. Campbell has served as our Chief Financial Officer since April 2000. From September 1994 to April 2000, Ms. Campbell held various financial positions including Vice President of Financial Planning and Analysis at Nextel Communications, Inc. Ms. Campbell holds a Bachelor of Science from University of California, Riverside.

     Kevin Gavin has served as our Chief Marketing Officer since March 2000. From September 1998 to March 2000, Mr. Gavin served initially as Senior Vice President of Marketing of SoftNet Systems, Inc., a broadband Internet provider, and was promoted to President of SoftNet Asia. From January 1997 to September 1998, Mr. Gavin was regional Vice President of Teligent, a local exchange carrier. From May 1996 to January 1997, he served as Vice President of Marketing at Electric Classifieds. From November 1991 to January 1996, Mr. Gavin was Corporate Vice President of Marketing and Product Development of Nextel Communications, Inc. Mr. Gavin received his Bachelor of Science at the University of Pennsylvania, Wharton School of Business.

     Troy J. Knuckles has served as our Vice President, Sales since October 1999. From January 1994 to October 1999, Mr. Knuckles served as the General Manager in the greater Los Angeles area for Nextel Communications, Inc. Mr. Knuckles received his Bachelor of Science from Idaho State University.

     Walter Weisner has served as our Vice President, Customer Care since October 1999. From December 1997 to October 1999, Mr. Weisner was Director of Customer Operations and Support for the Southwest Area of Nextel Communications, Inc. and from March 1996 to December 1997 he was Senior Product Marketing Manager at Nextel. From April 1992 to March 1996, Mr. Weisner was Director of Product Marketing for MFS Intelenet, a telecommunications company. Mr. Weisner received a Bachelor of Business Administration from Cleveland State University.

     Linda R. Press has served as our Vice President, Investors Relations since February 2000. From February 1998 to February 2000, Ms. Press was a partner at Sitrick And Company, a public relations firm, and was promoted to the head of their Investor Relations Practice. From January 1995 to February 1998, Ms. Press served as an investor relations consultant to various publicly-traded technology companies. Ms. Press received a Bachelor of Science in Accounting from the Pennsylvania State University.

     Sally Ann Stewart has served as our Vice President, Public Relations since February 2000. From January 1999 to February 2000, Ms. Stewart was a partner at Sitrick And Company, where she specialized in corporate communications for Internet companies. From June 1996 to January 1999, she served as Director of Communications for Public Counsel Law Center. From June 1983 to May 1996, she was a reporter at USA Today. Ms. Stewart earned a Bachelor of Arts from the University of Florida.

     Steven F. Foster has served on our board of directors since July 1999. Mr. Foster has been a partner at Crosspoint Venture Partners since February 1998. From November 1995 to February 1998, Mr. Foster was Director, Business Development at 3Com Corporation. From January 1992 to October 1995, Mr. Foster was Project Manager, Corporate Development, at Hewlett Packard. Mr. Foster serves as a director of OnSite Access, Inc. He received his Bachelor of Science in Accounting from Santa Clara University and he received his Masters of Management from Northwestern University.

     Brion B. Applegate has served on our board of directors since February 2000. Mr. Applegate is a co-founder of Spectrum Equity Investors and has served as chairman and chief executive officer of Applegate and Collatos, the management company for the Spectrum Equity investment funds since September 1993. Mr. Applegate is a director of Network Access Solutions, Inc. and Tut Systems Inc. Mr. Applegate is also a trustee of The Trinity School. Mr. Applegate holds a Masters of Business Administration degree from Harvard University. He received his bachelor's degree from Colgate University.

     Frank J. Marshall has served on our board of directors since March 2000. Since October 1997 he has been a private investor through his family limited partnerships, Timark LP and Big Basin Partners LP. From April 1992 to October 1997, Mr. Marshall held senior management positions at Cisco Systems, Inc., including Vice President of Engineering and Vice President and General Manager, Core Products Division. Mr. Marshall currently serves as a director of PMC-Sierra, Inc. and Covad Communications Group, Inc. Mr. Marshall is also a member of the advisory committee at Interwest Partners, a venture capital firm, and serves on the board of directors and advisory boards of several private companies. Mr. Marshall holds engineering degrees from Carnegie Mellon University and University of California, Irvine.

     M. Bernard Puckett has served on our board of directors since April 2000. From January 1996 to the present, Mr. Puckett has been a private investor. From January 1994 to January 1996, Mr. Puckett was President and Chief Executive Officer of Mobile Telecommunications Technologies. From April 1993 to December 1993, he was Senior Vice President of Corporate Strategy and Business Development of IBM. From April 1991 to April 1993, he was General Manager of IBM's Applications Solutions Group. From December 1988 to April 1991, Mr. Puckett was President of IBM's Data Systems Division. Mr. Puckett is a director of Software.com Inc., IMS Health, Inc. and P-Com, Inc. Mr. Puckett received his Bachelor of Science in Mathematics from the University of Mississippi.

BOARD OF DIRECTORS

     Our board of directors currently consists of six members. We intend to appoint another director to our board of directors prior to completion of this offering. Our board of directors is divided into three classes, each serving staggered three-year terms. Frank J. Marshall and M. Bernard Puckett have been designated Class I Directors whose terms expire at the 2001 annual meeting of stockholders. Steven F. Foster and Brion B. Applegate have been designated Class II Directors, whose terms expire at the 2002 annual meeting of stockholders. Clifford H. Young and John W. Combs have been designated Class III Directors, whose terms expire at the 2003 annual meeting of stockholders. This classification of our board of directors may delay or prevent a change in control of our company or our management.

     Our board of directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified. There are no family relationships among any of our board of directors or officers.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation from us for their services as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. We have granted options to purchase 100,000 shares of common stock with an exercise price of $.15 to Frank J. Marshall and options to purchase 100,000 shares of common stock with an exercise price of $4.27 to M. Bernard Puckett under our 1999 Stock Plan.

BOARD COMMITTEES

     Our board of directors established the Compensation Committee and the Audit Committee in April 2000.

     Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee consists of Frank J. Marshall and
M. Bernard Puckett.

     Audit Committee. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. Currently, the Audit Committee consists of Frank J. Marshall and M. Bernard Puckett.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the directors serving on the Compensation Committee has ever been an officer or employee of InternetConnect. Prior to establishing the Compensation Committee in April 2000, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. None of our executive officers has served on a board of directors or on a compensation committee of any other entity that had officers who served or will serve upon the closing of this offering on our board of directors or on our Compensation Committee.

EXECUTIVE COMPENSATION

     The following table indicates information concerning compensation of our Chief Executive Officer and President for the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                           ANNUAL COMPENSATION     SECURITIES
                                                           -------------------     UNDERLYING
               NAME AND PRINCIPAL POSITION                  SALARY      BONUS      OPTIONS(#)
               ---------------------------                 --------    -------    ------------
Clifford H. Young(a).....................................  $102,346         --        71,998
  President and Chairman of the Board
John W. Combs(b).........................................  $ 67,308         --     3,000,000
  Chief Executive Officer and Director

-------------
(a) Mr. Young's base salary for 2000 is $175,000.

(b) Mr. Combs became Chief Executive Officer in September 1999. On an annual basis, Mr. Comb's salary would have been $250,000.

EMPLOYMENT AGREEMENTS

     In June 1999, we entered into an offer letter with Clifford H. Young, our President and Chairman of the Board. The agreement entitles Mr. Young to a salary of $150,000 per year, which will increase to $175,000 after the first year, and to $200,000 after the second year. The agreement also entitles Mr. Young to an incentive bonus to be established by our Board of Directors. If Mr. Young is terminated without cause at any time during his first three years of employment, he will receive severance benefits equal to salary and benefits due from the date of termination through June 14, 2002 and the vesting of all stockholdings.

     In August 1999, we entered into an offer letter with John W. Combs, our Chief Executive Officer. The agreement entitles Mr. Combs to a salary of $250,000 per year. Mr. Combs was granted options to purchase 3,000,000 shares of our common stock at an exercise price of $.15 per share. 12.5% of these options vest on the six-month anniversary of the date of grant, and 2.1% vest each month thereafter. Upon a change of control, 50% of any remaining unvested options will vest. If Mr. Combs is involuntarily terminated within six months after a change of control, then any remaining unvested options will vest. If Mr. Combs is terminated by us without cause at any time, we will pay him 12 months salary and benefits plus his annual bonus pro-rated through the date of termination and provide him 12 months of additional vesting of his options.

     In March 2000, we entered into an offer letter with Deanne M. Campbell, our Chief Financial Officer. The agreement entitles Ms. Campbell to a salary of $180,000 per year, which will increase to $200,000 30 days after the completion of this offering. Ms. Campbell was granted an option to purchase 300,000 shares of our common stock, which has an exercise price of $4.27 per share and which vests 25% per year over four years. Ms. Campbell will receive a bonus of 40% of her base salary, half of which will be paid quarterly based on the attainment of specified goals. If Ms. Campbell is terminated without cause during the first 18 months of employment, then she will receive her salary, bonus and benefits for up to one year or until she obtains employment elsewhere.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides summary information regarding stock options granted to our Chief Executive Officer and President pursuant to our 1999 Executive Stock Plan during 1999.

     In 1999, we granted options to purchase up to an aggregate of 4,174,142 shares to employees, directors and consultants. These options were granted pursuant to the 1999 Stock Plan and the 1999 Executive Stock Plan. These options have a term of ten years.

     The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimates of future stock price growth of the shares of our common stock.

                                              INDIVIDUAL GRANTS
                            ------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF       PERCENT OF                              ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR OPTION
                             UNDERLYING      GRANTED TO     EXERCISE                              TERM
                              OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION   ------------------------------
           NAME               GRANTED      FISCAL YEAR(A)   PER SHARE      DATE         0%         5%        10%
           ----             ------------   --------------   ---------   ----------   --------   --------   --------
Clifford H. Young.........     71,998(a)        1.73%         $.15      09/28/2009
John W. Combs.............  3,000,000(b)       71.92           .15      09/28/2009

-------------
(a) The options are immediately exercisable. Mr. Young also holds 7,786,625 shares of common stock.

(b) The options vest 12.5% after the first six months with the remainder vesting 2.1% per month.

OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

     The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our named executive officers as of December 31, 1999. No options were exercised by these executive officers during 1999. Amounts described in the following table under the heading "Value of Unexercised In-The-Money Options at December 31, 1999" are based upon the fair market value of the common stock as of December 31, 1999, which was $.15, as determined by the Board of Directors.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                              DECEMBER 31, 1999             DECEMBER 31, 1999
                                                         ---------------------------   ---------------------------
NAME                                                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                     -----------   -------------   -----------   -------------
Clifford H. Young......................................     71,998              --            --              --
John W. Combs..........................................         --       3,000,000            --              --

STOCK PLANS

     1999 STOCK PLAN

     Our 1999 Stock Option, Deferred Stock and Restricted Stock Plan (the "1999 Stock Plan") provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code, stock options not so qualified ("NQSOs"), deferred stock and restricted stock awards ("Awards"). Our board of directors adopted the 1999 Stock Plan in September 1999 and our stockholders approved it in December 1999. We have reserved a total of 5,750,000 shares of our common stock for issuance under the 1999 Stock Plan, which is subject to anti-dilution provisions for stock splits, stock dividends, recapitalization and similar events.

     The 1999 Stock Plan may be administered by our board of directors or a committee appointed by our board of directors. The board of directors currently administers the 1999 Stock Plan. The administrator of our

1999 Stock Plan has the power to select participants among eligible persons and to determine the terms of options or Awards. Under current law, ISOs may be granted to any individual who is an officer or employee of InternetConnect or any of its subsidiaries or any future subsidiaries.

     The exercise price of any option granted under the 1999 Stock Plan is payable in full in cash, or if approved by the administrator prior to exercise, by surrender of shares of common stock already owned, cancellation of indebtedness, a full recourse promissory note, withholding whole shares of common stock then issuable upon exercise of an option, or any combination of the foregoing.

     Under the 1999 Stock Plan, we may make loans available to optionees, subject the administrator's approval, in connection with the exercise of stock options granted under the 1999 Stock Plan. If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the 1999 Stock Plan.

     In the event of a change of control, unless otherwise determined by the administrator or our board of directors, all stock options, restricted stock and deferred stock will fully vest and any indebtedness will be forgiven. Pursuant to the 1999 Stock Plan, a change of control is deemed to have occurred if any person obtains beneficial ownership of 50% or more of the combined voting power of outstanding securities, there is a change in our board of directors, there is a merger or consolidation of the company or our stockholders approve a liquidation of InternetConnect or an agreement to sell substantially all of our assets.

     Options and Awards granted under the 1999 Stock Plan are generally not transferable by the optionee, and each option and Award is exercisable during the lifetime of the optionee only by the optionee. Our board of directors may from time to time revise or amend the 1999 Stock Plan, unless shareholder approval is required, and may suspend or discontinue it at any time. Unless terminated earlier, the 1999 Stock Plan will terminate automatically in September 2009.

     As of April 17, 2000, options to purchase 2,969,176 shares were outstanding under the 1999 Stock Plan, at an average exercise price of $1.12 per share, none of which had been exercised.

     1999 EXECUTIVE STOCK PLAN

     Our board of directors adopted our 1999 Executive Stock Option, Deferred Stock and Restricted Stock Plan ("1999 Executive Stock Plan") in September 1999 and our stockholders approved it in December 1999. We have reserved a total of 3,250,000 shares of common stock for issuance under the 1999 Executive Stock Option Plan. As of April 17, 2000, options to purchase at a total of 3,071,998 were outstanding at an average exercise price of $.15 per share, none of which has been exercised. As of April 17, 2000, 178,002 shares remained available for future grants to officers and directors. Unless terminated earlier, the 1999 Executive Stock Option Plan will terminate in September 2009.

     The terms of the options issued under the 1999 Executives' Stock Plan are generally the same as those which may be issued under the 1999 Stock Plan, except that only our officers and directors are eligible to receive option grants under the 1999 Executive Stock Option Plan.

     2000 EMPLOYEE STOCK PURCHASE PLAN

     Our Employee Stock Purchase Plan (the "2000 Purchase Plan") was adopted by the board of directors and the stockholders in April 2000. The 2000 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twelve month offering periods. Each offering period includes two six-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year. The initial offering period will commence on July 1, 2000. A total of 3,000,000 shares of Common Stock have been reserved for issuance under the 2000 Purchase Plan, plus annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 1% of the outstanding shares of common stock on such date, and (iii) such lesser amount as may be determined by our board of directors.

     Employees are eligible to participate if they are customarily employed by us or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock or (ii) whose rights to purchase stock under all our employee stock purchase plans accrue at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under the 2000 Purchase Plan.

     The 2000 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15.0% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, including commissions, payments for overtime, incentive bonuses and performance bonuses. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Purchase Plan is 85.0% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. The maximum number of shares a participant may purchase during a single offering period is determined by dividing $25,000 by the fair market value of a share of our common stock on the first day of the offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during the offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the 2000 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 Purchase Plan. The 2000 Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new purchase date will be set so that shares of common stock are purchased with the participant's accumulated payroll deductions prior to the effective date of such transaction.

     The board of directors has the authority to amend or terminate the 2000 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 Purchase Plan, provided that the board of directors may terminate an offering period on any exercise date if the Board determines that the termination of the 2000 Purchase Plan is in our best interests and that of our stockholders. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the 2000 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by the board of directors, the 2000 Purchase Plan will terminate in April 2010.

                              CERTAIN TRANSACTIONS

     In June 1996, Clifford H. Young, our founder, received 872.456 membership units in InternetConnect, LLC, our predecessor entity, as consideration for his services in connection with founding and organizing InternetConnect, LLC. Mr. Young's membership units were converted into an aggregate of 7,934,625 shares of our common stock when InternetConnect, LLC merged into ICNT, Inc. in May 1999.

     In October 1996, CDC Development Corporation assigned for no consideration all rights, title and interest in the trademark INTERNETCONNECT to our predecessor, InternetConnect, LLC. Clifford H. Young was an officer, director and stockholder of CDC Development Corporation on the date of assignment.

     In July 1999, we entered into a Founder's Stock Agreement with Mr. Young that grants us a repurchase option with respect to the shares held by Mr. Young. In the event of the termination of his employment because of certain specified acts of gross negligence or misconduct, or voluntary termination, our repurchase option enables us to repurchase, at $.01 per share, the number of Mr. Young's shares that are subject to the repurchase option on the date of his termination. Mr. Young's shares are released from our repurchase option over a three year period according to the following schedule: 50% of such shares were released from our repurchase option on July 16, 1999, and 2.8% of such total are released from our repurchase option on the first day of each succeeding month, beginning in August 1999. In addition, all shares are immediately released from our repurchase option upon a change in control. This offering will not constitute such a change in control. Currently 2,919,984 shares are subject to the repurchase option.

     In June 1999, Mr. Young loaned $174,400 to us which was secured by a security agreement. We paid the note in full in July 1999.

     On July 16, 1999, we sold our Series A Preferred Stock at a price of $.75 per share. Each share of Series A Preferred Stock is convertible into one share of common stock. Purchasers included the following directors, 5% stockholders and persons and entities affiliated with them:

                                                              SHARES OF SERIES A
                         PURCHASER                             PREFERRED STOCK
                         ---------                            ------------------
Crosspoint Venture Partners 1999, L.P. .....................      6,666,667
Spectrum Equity Investors III, L.P. ........................      6,208,000
SEI III Entrepreneurs' Fund, L.P. ..........................        194,000
SEI III Investment Managers' Fund, L.P. ....................         64,667

     Crosspoint Venture Partners 1999, L.P. is a holder of more than 5% of our stock. Steven F. Foster, one of our directors, is a partner of Crosspoint Venture Partners 1999, L.P. Spectrum Equity Investors III, L.P. is a holder of more than 5% of our stock. Spectrum Equity Associates III, L.P. is a general partner of Spectrum Equity Investors III, L.P., and Brion B. Applegate, one of our directors, is a general partner of Spectrum Equity Associates III, L.P. SEI III Entrepreneurs' Fund, LLC is a general partner of SEI III Entrepreneurs' Fund, L.P., and Brion B. Applegate is a managing member of SEI III Entrepreneurs' Fund, LLC. Brion B. Applegate is a general partner of SEI III Investment Managers' Fund, L.P.

     On December 21, 1999, we sold our Series B Preferred Stock at a price of $.9852 per share. Each share of Series B Preferred Stock is convertible into one share of common stock. Purchasers included the following directors, 5% stockholders and persons and entities affiliated with them:

                                                              SHARES OF SERIES B
                         PURCHASER                             PREFERRED STOCK
                         ---------                            ------------------
Crosspoint Venture Partners 1999, L.P. .....................      5,075,245
Spectrum Equity Investors III, L.P. ........................      4,726,068
SEI III Entrepreneurs' Fund, L.P. ..........................        147,690
SEI III Investment Managers' Fund, L.P. ....................         49,230

     On March 28, 2000, we sold to Cabletron Systems, Inc. 2,761,210 shares of our Series C Preferred Stock at a price of approximately $2.72 per share. Each share of Series C Preferred Stock is convertible into one share of common stock. Cabletron Systems is a manufacturer of data networking hardware and software used by our business. We agreed to issue and sell our shares of Series C Preferred Stock to Cabletron Systems in exchange for products valued by the Board of Directors at $7,500,000 (the aggregate purchase price of the Series C Preferred Stock). Cabletron Systems is a holder of more than 5% of our stock.

     On April 13, 2000, we sold our Series D Preferred Stock at a price of approximately $8.52 per share. Each share of Series D Preferred Stock is convertible into one share of common stock. Purchasers included the following directors, 5% stockholders and persons and entities affiliated with them:

                                                              SHARES OF SERIES D
                         PURCHASER                             PREFERRED STOCK
                         ---------                            ------------------
Crosspoint Venture Partners 1999, L.P. .....................      1,173,538
Spectrum Equity Investors III, L.P. ........................      1,126,597
SEI III Entrepreneurs' Fund, L.P. ..........................         35,206
SEI III Investment Managers' Fund, L.P. ....................         11,737
Cabletron Systems, Inc. ....................................        441,388
Big Basin Partners, L.P. ...................................        117,354
M. Bernard Puckett..........................................         29,338

     Frank J. Marshall, one of our directors, is a general partner of Big Basin Partners, L.P. and a member of the Board of Directors of Covad Communications Group, Inc., one of our primary suppliers of DSL circuitry.

     In April 2000, we entered into a sales distribution agreement with Hello Direct, Inc. John W. Combs, our Chief Executive Officer, is a member of the Board of Directors of Hello Direct, Inc.

     We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of independent and disinterested outside directors on our Board of Directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. These transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of April 26, 2000, and as adjusted to reflect the sale of shares in this offering and the conversion of all outstanding shares of preferred stock into shares of common stock held by the following persons:

     - each shareholder who we know to own beneficially more than 5% of our common stock;

     - each executive officer;

     - each director; and

     - all directors and executive officers as a group.

     The number of shares of common stock outstanding after this offering
includes           shares of common stock being offered for sale by us in this offering. The percentage of beneficial ownership for the following table is based on 45,349,243 shares of common stock outstanding as of April 26, 2000, assuming automatic conversion of all outstanding shares of preferred stock into
common stock and conversion of all convertible notes and           shares of
common stock outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option.

     Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options that are exercisable within 60 days after April 26, 2000. Shares issuable under stock options are deemed outstanding for computing the percentage of the person holding options but are not outstanding for computing the percentage of any other person.

     Unless otherwise indicated, the address for each listed stockholders is: c/o InternetConnect, Inc., 4499 Glencoe Avenue, Marina del Rey, California 90292. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

                                                                                      PERCENTAGE OF
                                                                                    SHARES OUTSTANDING
                                                                                  ----------------------
                                                              NUMBER OF SHARES    BEFORE THE   AFTER THE
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED    OFFERING    OFFERING
           ------------------------------------              ------------------   ----------   ---------
Crosspoint Venture Partners 1999, L.P.(a)..................      12,915,450          28.5%
  18552 MacArthur Blvd., Suite 400
  Irvine, California 92612
Spectrum Equity Investors III, L.P. .......................      12,060,665          26.6%
  333 Middlefield Road, Suite 200
  Menlo Park, California 94025
Cabletron Systems, Inc.....................................       3,202,598           7.1%
  35 Industrial Way
  Rochester, New Hampshire 03887
Clifford H. Young(b).......................................       7,858,623          17.3%
John W. Combs(c)...........................................         500,000           1.1%
Steven F. Foster...........................................              --            --
Brion B. Applegate(d)......................................      12,563,195          27.7%
Frank J. Marshall(e).......................................         117,354             *
M. Bernard Puckett.........................................          29,338             *
All directors and executive officers as a group (6
  persons)(f)..............................................      21,068,510          46.5%

-------------
 *  Indicates beneficial ownership of less than 1.0% of the common stock.

(a) The general partner of Crosspoint Venture Partners 1999, L.P. is Crosspoint Associates 1999. The general partners of Crosspoint Associates 1999 are John Mumford, Rich Shapiro, Robert Hoff, Don Milder and Seth Neiman. Each of the general partners of Crosspoint Associates 1999 disclaims beneficial ownership of the shares held by Crosspoint Venture Partners 1999, L.P., except to the extent of his pecuniary interest in these shares.

(b) Includes 71,998 shares issuable upon exercise of an option which is immediately exercisable and 2,919,984 shares subject to a repurchase option.

(c) Includes 500,000 shares issuable upon exercise of stock options exercisable within 60 days of April 26, 2000. Does not include 2,500,000 shares not exercisable within 60 days.

(d) Consists of 12,060,665 shares held by Spectrum Equity Investors III, 376,896 shares held by SEI III Entrepreneurs' Fund, and 125,634 shares held by Spectrum III Investment Managers' Fund. Spectrum Equity Associates III, L.P. is the general partner of Spectrum Equity Investors III, LP. Brion B. Applegate is a general partner of Spectrum Equity Associates III, L.P. and exercises voting power and investment power over Spectrum Equity Investors III, L.P. SEI III Entrepreneurs' Fund LLC is the general partner of SEI III Entrepreneurs' Fund, L.P. Brion B. Applegate is the managing member of SEI III Entrepreneurs' Fund, LLC and exercises voting power and investment power over SEI III Entrepreneurs' Fund L.P. Brion B. Applegate is a general partner of SEI III Investment Managers' Fund, L.P. and exercises voting power and investment power over such entity. He disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate interest therein.

(e) Represents shares held by Big Basin Partners, L.P., of which Mr. Marshall is a general partner.

(f) Includes 500,000 shares issuable upon exercise of stock options exercisable within 60 days of April 26, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, we will be authorized to issue 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $.001 par value per share. The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

COMMON STOCK

     As of April 26, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock and the conversion of all convertible notes, there were 45,349,243 shares of common stock outstanding, which were held of record by approximately 115 stockholders. In addition, as of April 26, 2000, there were 600,341 shares subject to outstanding warrants and as of April 17, 2000, there were 6,041,174 shares of common stock subject to outstanding
options. Upon completion of this offering, there will be                shares
of common stock outstanding, assuming no exercise of the underwriter's over-allotment option nor any exercise of outstanding warrants and options.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up of InternetConnect, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     As of April 26, 2000, we had four series of preferred stock including:

     - 13,333,334 shares of Series A preferred stock;

     - 10,150,490 shares of Series B preferred stock;

     - 2,761,210 shares of Series C preferred stock; and

     - 6,174,123 shares of Series D preferred stock.

     Upon the closing of this offering, all outstanding shares of our preferred stock will be automatically converted on a share by share basis into 32,419,157 shares of common stock. Thereafter, our board of directors has the authority, without action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of InternetConnect without further action by the stockholders. We have no plans to issue any shares of preferred stock upon completion of this offering.

WARRANTS

     At April 26, 2000, there were warrants outstanding to purchase a total of 600,341 shares of common stock.

REGISTRATION RIGHTS

     The holders of 32,419,157 shares of common stock, which will be issued upon automatic conversion of the preferred stock upon closing of this offering, are entitled to certain rights with respect to registration of the shares under the Securities Act at any time after 180 days following the closing of this offering. Under the terms of the agreements between us and the holders of the registrable securities, by written consent of more than 50% of the registrable securities then outstanding, the holders may require on two occasions that we, at our expense, file a registration statement under the Securities Act, with respect to the registrable securities. In addition, the holders of at least 30% of the registrable securities then outstanding at any time 12 months after the closing of this offering and at our expense, may require that we register their shares for public resale on Form S-3 or similar short-form registration, and provided further that the value of the securities to be registered is at least $1.0 million. Furthermore, in the event we elect to register any of our shares of common stock after this offering for purposes of effecting any public offering, the holders of registrable securities are entitled, at our expense, to include their shares of common stock in the registration, subject to the right of the underwriters to reduce the number of shares proposed to be registered in view of market conditions.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND DELAWARE LAW

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent if an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66.7% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of InternetConnect.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with the service for us or on our behalf. The restated certificate of incorporation further provides that our directors will not be personally liable for monetary damages to InternetConnect for breaches of their fiduciary duty as directors, unless they acted in bad faith or knowingly or intentionally violated the law. In addition, InternetConnect plans to enter into indemnification agreements with its directors containing provisions which may require InternetConnect, among other things, to indemnify its directors against liabilities that may arise by virtue of their status or service as directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 2115 OF THE CALIFORNIA CORPORATIONS CODE

     We are currently subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, provisions of California corporate law relating to shareholder rights, election and removal of directors and distributions to shareholders will apply to that company if the company meets the requirements of Section 2115. We will not be subject to Section 2115 if we are qualified for trading as a national market security on the Nasdaq National Market, and we have at least 800 stockholders of record as of the record date of our most recent annual meeting, or during any income year, less than 50% of our outstanding voting securities are held of record by persons having addresses in California.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is                .

LISTING

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol of "INCN."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

     Upon completion of this offering, we will have outstanding shares of common stock, which assumes

     - the issuance of                shares of common stock offered by us;

     - no exercise of the underwriters' over-allotment option; and

     - the conversion of all shares of preferred stock and convertible notes outstanding as of April 26, 2000 into 32,444,157 shares of common stock
       upon completion of this offering. All of the                shares sold
       in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

     As of April 26, 2000, the remaining 12,905,086 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 12,905,086 shares will be subject to lock-up agreements, described below, on the date of this prospectus. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

                                              APPROXIMATE SHARES
             RELEVANT DATES                ELIGIBLE FOR FUTURE SALE                 COMMENT
             --------------                ------------------------                 -------
On the date of this prospectus...........                             Freely tradable shares sold in this
                                                                      offering
180 days after the date of this
  prospectus.............................                             Initial public offering lock-up
                                                                      expires; shares salable under Rule
                                                                      144 or 701

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

     The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

STOCK OPTIONS

     As of April 17, 2000, there were a total of 6,041,174 shares of common stock subject to outstanding options under our 1999 Stock Plans, 605,025 of which were vested, and all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1999 Stock Plan, and our 1999 Executive Stock Plan. On the date 180 days after the effective date
of the offering, a total of                shares of common stock subject to
outstanding options will be vested. After the effective dates of these registration statements, shares purchased upon exercise of options granted under the 1999 Stock Plan, as amended, and 1999 Executive Stock Plan would be available for resale in the public market.

LOCK-UP AGREEMENTS

     Our officers, directors and all of our stockholders, who hold an aggregate
of approximately             shares of our common stock, on an as-converted
basis, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters.

     Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of either the 180-day period.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Bear, Stearns & Co. Inc. ...................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
                                                              --------
          Total.............................................
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $          a share under the initial
public offering price. Any underwriter may allow, and such dealers may re-allow,
a concession not in excess of $          a share to other underwriters or to
certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $          million, the total underwriters' discounts and commissions would
be $          million and total proceeds to us would be $     million.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INCN."

     We, along with our directors, executive officers and all of our stockholders, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether these shares or any such securities are then owned by the person or are thereafter acquired, directly from us; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters; or

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own accounts. To cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to approximately                shares of common stock
offered by this prospectus to our directors, officers, employees, customers and other business associates. There can be no assurance that any of the reserved shares will be purchased. The number of shares of common stock available for sale to the general public will be reduced to the extent these parties purchase the reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     Morgan Stanley Dean Witter Equity Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, purchased 176,030 shares of our Series D preferred stock at a price of approximately $8.52 per share in April 2000. BS-Metals B2B Acquisition Corp., an affiliate of Bear, Stearns & Co. Inc., purchased 117,354 shares of our Series D preferred stock at a price of approximately $8.52 per share in April 2000. Our Series D preferred stock will convert automatically into an equivalent number of shares of common stock concurrently with the consummation of our initial public offering.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price for the shares of common stock offered by this prospectus was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were:

     - our record of operations, our current financial position and future prospects;

     - the experience of our management;

     - sales, earnings and certain of our other financial and operating information in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

     The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California. A predecessor of Kirkpatrick & Lockhart LLP holds a warrant to purchase 90,000 shares of common stock at an exercise price of $1.00 per share and a warrant to purchase 33,000 shares of common stock at an exercise price of $.15 per share.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in the reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

           WHERE YOU CAN FIND MORE INFORMATION ABOUT INTERNETCONNECT

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Any document we file may be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are available to the public from the Commission's Website at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Website of the Commission referred to above.

                             INTERNETCONNECT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
FINANCIAL STATEMENTS:
  Balance Sheets............................................  F-3
  Statements of Operations..................................  F-4
  Statements of Stockholders' Equity (Deficit)..............  F-5
  Statements of Cash Flows..................................  F-6
  Notes to Financial Statements.............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of InternetConnect, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of InternetConnect, Inc. (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Woodland Hills, California
April 14, 2000 except for the subsequent events described in Note 12, as to which the date is April 26, 2000

                             INTERNETCONNECT, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                DECEMBER 31,          EQUITY
                                                              -----------------    DECEMBER 31,
                                                              1998       1999          1999
                                                              -----    --------    -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  69    $ 10,755
  Restricted cash...........................................     --         350
  Accounts receivable, net of allowance for doubtful
    accounts of $0 (1998) and $44 (1999)....................     59         411
  Inventories...............................................     16       1,986
  Advances on inventory.....................................     --       5,514
  Prepaid and other current assets..........................      2          77
                                                              -----    --------
    Total current assets....................................    146      19,093
Property and equipment, net.................................    148       3,509
Other assets................................................      3          50
                                                              -----    --------
    Total assets............................................  $ 297    $ 22,652
                                                              =====    ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 138    $  2,430
  Accrued liabilities.......................................      5         662
  Current portion of capital lease obligation...............     29         858
  Current portion of convertible notes payable..............     --       7,500
  Deferred revenues.........................................  23...         268
                                                              -----    --------
    Total current liabilities...............................    195      11,718
Stock subscriptions payable.................................     45          --
Capital lease obligation, net of current portion............     30       1,367
Product financing, net of discount..........................     --         282
Convertible notes payable, net of current portion...........     10         275
                                                              -----    --------
    Total liabilities.......................................    280      13,642
                                                              -----    --------
Commitments and contingencies (Note 8)
Mandatorily redeemable convertible preferred stock, no par
  value; authorized -- 0 shares (1998) and 23,484 shares
  (1999); issued and outstanding -- 23,484 shares (1999);
  liquidation preference of $20,369 (1999)..................     --      20,369            --
Stockholders' equity (deficit):
  LLC membership interests..................................    575          --            --
  Common stock, no par value; authorized -- 30,000 shares
    (1998) and 50,000 shares (1999); issued and
    outstanding -- 87 shares (1998) and 12,782 shares
    (1999); pro forma -- $.001 par value; 100,000 shares
    authorized; 36,407 shares issued and outstanding........    145       1,438      $     36
  Stock subscriptions receivable............................    (75)         --            --
  Additional paid-in capital................................     --      31,676        53,722
  Deferred stock charges....................................     --     (19,129)      (19,129)
  Accumulated deficit.......................................   (628)    (25,344)      (25,344)
                                                              -----    --------      --------
    Total stockholders' equity (deficit)....................     17     (11,359)     $  9,285
                                                              -----    --------      ========
    Total liabilities and stockholders' equity (deficit)....  $ 297    $ 22,652
                                                              =====    ========

The accompanying notes are an integral part of these financial statements.

                             INTERNETCONNECT, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997      1998        1999
                                                              ------    -------    --------
Net revenue.................................................  $  173    $   434    $  2,265
Cost of revenue(1)..........................................     119        320       6,084
                                                              ------    -------    --------
     Gross profit (loss)....................................      54        114      (3,819)
Operating expenses:
  Product development(2)....................................      40        100         719
  Sales and marketing(3)....................................      90        227       4,828
  General and administrative(4).............................     110        223       3,169
  Stock-based charges.......................................      --         --      12,711
                                                              ------    -------    --------
     Total operating expenses...............................     240        550      21,427
                                                              ------    -------    --------
     Loss from operations...................................    (186)      (436)    (25,246)
                                                              ------    -------    --------
Other income (expense):
     Interest expense.......................................     (12)       (39)       (173)
     Interest income........................................      --          1         143
     Other income (expense).................................      --         (2)        (67)
                                                              ------    -------    --------
     Total other expense....................................     (12)       (40)        (97)
                                                              ------    -------    --------
     Loss before provision for income taxes.................    (198)      (476)    (25,343)
Provision for income taxes..................................       1          1           1
                                                              ------    -------    --------
     Net loss...............................................    (199)      (477)    (25,344)
Charges relating to mandatorily redeemable convertible
  preferred stock:
     Equity charge for beneficial conversion feature........      --         --     (10,000)
     Accretion of preferred stock to redemption value.......      --         --        (369)
                                                              ------    -------    --------
     Net loss attributable to common stockholders...........  $ (199)   $  (477)   $(35,713)
                                                              ======    =======    ========
Basic and diluted net loss per share attributable to common
  stockholders..............................................  $ (.02)   $  (.05)   $  (3.98)
                                                              ======    =======    ========
Weighted-average shares outstanding used to compute basic
  and diluted net loss per share attributable to common
  stockholders..............................................   9,148     10,492       8,984
                                                              ======    =======    ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                       $  (1.62)
                                                                                   ========
Weighted-average shares outstanding used to compute pro
  forma basic and diluted net loss per share (unaudited)....                         15,626
                                                                                   ========

-------------
(1) Includes stock-based charges of $142 in 1999.

(2) Excludes stock-based charges of $307 in 1999.

(3) Excludes stock-based charges of $9,746 in 1999.

(4) Excludes stock-based charges of $2,658 in 1999.

The accompanying notes are an integral part of these financial statements.

                             INTERNETCONNECT, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                          (IN THOUSANDS, EXCEPT UNITS)

                                           LLC
                                       MEMBERSHIP                                                                      RETAINED
                                        INTERESTS        COMMON STOCK         STOCK       ADDITIONAL     DEFERRED      EARNINGS/
                                     ---------------   ----------------   SUBSCRIPTIONS    PAID-IN        STOCK       ACCUMULATED
                                     UNITS    AMOUNT   SHARES   AMOUNT     RECEIVABLE      CAPITAL       CHARGES       (DEFICIT)
                                     ------   ------   ------   -------   -------------   ----------   ------------   -----------
Balance at December 31, 1996.......   1,000   $  36        --   $    --       $ --         $    --       $     --      $     48
  Contributed capital..............      39     195        --        --         --              --             --            --
  Distribution of capital..........      --     (36)       --        --         --              --             --            --
  Net loss.........................      --      --        --        --         --              --             --          (199)
                                     ------   -----    ------   -------       ----         -------       --------      --------
Balance at December 31, 1997.......   1,039     195        --        --         --              --             --          (151)
  Contributed capital..............     312     380        --        --         --              --             --            --
  Issuance of common stock.........      --      --        87       145        (75)             --             --            --
  Net loss.........................      --      --        --        --         --              --             --          (477)
                                     ------   -----    ------   -------       ----         -------       --------      --------
Balance at December 31, 1998.......   1,351     575        87       145        (75)             --             --          (628)
  Exercise of warrants.............      --      --       321       321         --              --             --            --
  Issuance of common stock.........      --      --       385       667         75              --             --            --
  Exchange of LLC membership
    interests to convertible notes
    in the C-Corporation...........     (61)   (300)       --        --         --              --             --            --
  Conversion of convertible notes
    to equity......................      --      --       305       305         --              --             --            --
  Distribution of capital..........      --     (25)       --        --         --              --             --            --
  Exchange of LLC membership
    interests to stock in the
    C-Corporation upon merger......  (1,290)   (250)   11,684        --         --            (378)            --           628
  Beneficial conversion feature on
    Series A and B preferred stock
    (Note 9).......................      --      --        --        --         --              --             --            --
  Stock-based charge relating to
    convertible promissory note....      --      --        --        --         --           9,593             --            --
  Issuance of warrants for
    services.......................      --      --        --        --         --             441             --            --
  Accretion of preferred stock to
    redemption values..............      --      --        --        --         --            (369)            --            --
  Deferred stock charges...........      --      --        --        --         --          22,389        (22,389)           --
  Amortization of deferred stock
    charges........................      --      --        --        --         --              --          3,260            --
  Net loss.........................      --      --        --        --         --              --             --       (25,344)
                                     ------   -----    ------   -------       ----         -------       --------      --------
Balance at December 31, 1999.......      --      --    12,782     1,438         --          31,676        (19,129)      (25,344)
  Reincorporation into Nevada and
    change in par value of common
    stock (unaudited)..............      --      --        --    (1,425)        --           1,425             --            --
  Assumed conversion of mandatorily
    redeemable convertible
    preferred stock (unaudited)....      --      --    23,484        23         --          20,346             --            --
  Assumed conversion of convertible
    notes payable (unaudited)......      --      --       141        --         --             275             --            --
                                     ------   -----    ------   -------       ----         -------       --------      --------
Balance at December 31, 1999, pro
  forma (unaudited)................      --   $  --    36,407   $    36       $ --         $53,722       $(19,129)     $(25,344)
                                     ======   =====    ======   =======       ====         =======       ========      ========


                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                       (DEFICIT)
                                     -------------
Balance at December 31, 1996.......    $     84
  Contributed capital..............         195
  Distribution of capital..........         (36)
  Net loss.........................        (199)
                                       --------
Balance at December 31, 1997.......          44
  Contributed capital..............         380
  Issuance of common stock.........          70
  Net loss.........................        (477)
                                       --------
Balance at December 31, 1998.......          17
  Exercise of warrants.............         321
  Issuance of common stock.........         742
  Exchange of LLC membership
    interests to convertible notes
    in the C-Corporation...........        (300)
  Conversion of convertible notes
    to equity......................         305
  Distribution of capital..........         (25)
  Exchange of LLC membership
    interests to stock in the
    C-Corporation upon merger......          --
  Beneficial conversion feature on
    Series A and B preferred stock
    (Note 9).......................          --
  Stock-based charge relating to
    convertible promissory note....       9,593
  Issuance of warrants for
    services.......................         441
  Accretion of preferred stock to
    redemption values..............        (369)
  Deferred stock charges...........          --
  Amortization of deferred stock
    charges........................       3,260
  Net loss.........................     (25,344)
                                       --------
Balance at December 31, 1999.......     (11,359)
  Reincorporation into Nevada and
    change in par value of common
    stock (unaudited)..............          --
  Assumed conversion of mandatorily
    redeemable convertible
    preferred stock (unaudited)....      20,369
  Assumed conversion of convertible
    notes payable (unaudited)......         275
                                       --------
Balance at December 31, 1999, pro
  forma (unaudited)................    $  9,285
                                       ========

The accompanying notes are an integral part of these financial statements.

                             INTERNETCONNECT, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                              1997     1998       1999
                                                              -----    -----    --------
OPERATING ACTIVITIES:
  Net loss..................................................  $(199)   $(477)   $(25,344)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     11       33         522
     Provision for doubtful accounts........................     --       --          44
     Advertising expense from product financing.............     --       --         282
     Issuance of warrant for services.......................     --       --         441
     Stock-based charges....................................     --       --      12,853
     Changes in current assets and liabilities:
       Accounts receivable..................................    (10)     (48)       (396)
       Inventories..........................................     --      (16)         16
       Prepaid and other current assets.....................     61       (1)       (122)
       Accounts payable.....................................     15      116       2,292
       Accrued liabilities..................................     --        4         657
       Deferred revenues....................................     --       23         245
                                                              -----    -----    --------
       Net cash (used in) operating activities..............   (122)    (366)     (8,510)
                                                              -----    -----    --------
INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (23)     (69)     (1,526)
                                                              -----    -----    --------
       Net cash (used in) investing activities..............    (23)     (69)     (1,526)
                                                              -----    -----    --------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................              70       1,018
  Proceeds from issuance of mandatorily redeemable
     convertible preferred stock............................     --       --      20,000
  Proceeds from issuance of convertible notes payable.......     --       10         269
  Increase in restricted cash...............................     --       --        (350)
  Payments under capital lease obligation...................     (2)     (13)       (190)
  Proceeds from stock subscriptions.........................     --       45          --
  Proceeds from contributed capital in LLC..................    195      380          --
  Repayments of contributed capital.........................    (36)      --         (25)
                                                              -----    -----    --------
          Net cash provided by financing activities.........    157      492      20,722
                                                              -----    -----    --------
          Net increase in cash and cash equivalents.........     12       57      10,686
Cash and cash equivalents at beginning of period............     --       12          69
                                                              -----    -----    --------
Cash and cash equivalents at end of period..................  $  12    $  69    $ 10,755
                                                              =====    =====    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $  12    $  39    $    173
     Income taxes...........................................  $   1    $   1    $      1
Supplemental disclosure of noncash transactions:
  Equipment under capital leases............................  $  18    $  57    $  2,356
  Inventory and advances on inventory acquired under
     convertible note payable...............................  $  --    $  --    $  7,500
  Conversion of notes payable to common stock...............  $  --    $  --    $    305

The accompanying notes are an integral part of these financial statements.

                             INTERNETCONNECT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

     InternetConnect, Inc. (the "Company") is a provider of broadband networking solutions for small and medium sized businesses and branch locations of larger enterprises. InternetConnect, LLC ("LLC") was formed as a California Limited Liability Company in June 1996. ICNT, Inc., was incorporated in California in October 1998. The LLC and ICNT, Inc. entered into an Agreement of Merger (the "Merger Agreement") dated as of December 23, 1998, which was consummated on May 26, 1999. The LLC ceased operations in December 1998. The Company was reincorporated in Nevada on April 13, 2000 under the name InternetConnect, Inc.

     The Company's business is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence and a competitive business environment for the attraction and retention of personnel.

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has incurred significant operating losses since inception of operations and has had negative cash flows from operations. The Company has funded operations primarily through debt borrowings and the sale of equity securities. Management believes that the proceeds received through the sale of equity securities and debt borrowings (as described in notes 5, 9 and 12) will be adequate to support the Company's operations through May of 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET

     In April 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, all of the then outstanding shares of the Company's mandatorily redeemable convertible preferred stock and convertible notes payable will automatically convert into shares of common stock. The conversion of the mandatorily redeemable convertible preferred stock and convertible notes payable have been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred on December 31, 1999.

USE OF ESTIMATES

     In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

                             INTERNETCONNECT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

     Inventories are stated at the lower of cost (first in, first out) or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and amounts due under capital leases and credit facilities are carried at cost, which approximates their fair value because of the short-term nature of these instruments and the relatively stable interest rate environment.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets of generally three to seven years. Leasehold improvements and equipment under capital leases are depreciated over the shorter of the estimated useful life or the term of the lease. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Statement of Operations.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. To date, there have been no such impairments.

REVENUE RECOGNITION

     The Company derives most of its revenue from the sale of broadband connectivity and related networking services. Revenue related to broadband connectivity is recognized upon installation and related networking services are recognized as the services are provided. Billings for amounts relating to future periods are deferred and amortized over the related service periods. Revenue from hardware sales is recognized upon installation.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

                             INTERNETCONNECT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

     Advertising costs are expensed as incurred and amounted to $38,000, $98,000 and $3.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

RESEARCH AND PRODUCT DEVELOPMENT

     Costs incurred in the research and development of products are expensed as incurred.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse.

     Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NET LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of the convertible notes payable and mandatorily redeemable convertible preferred stock into common stock.

UNAUDITED PRO FORMA NET LOSS PER SHARE

     Unaudited pro forma net loss per share for the year ended December 31, 1999, is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the convertible notes payable and mandatorily redeemable convertible preferred stock into shares of common stock effective at the time of the Company's initial public offering as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later.

COMPREHENSIVE INCOME

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income generally represents all changes in stockholders' equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. For the years ended December 31, 1997, 1998 and 1999, there were no such significant changes in stockholders' equity (deficit) other than net loss amounts.

SEGMENT INFORMATION

     In 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in interim and annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company

                             INTERNETCONNECT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) determined that it operated within one discrete reportable business segment for the years ended December 31, 1997, 1998 and 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," SOP 98-1 requires that entities capitalize costs related to internal-use software once certain criteria have been met. The Company adopted the SOP 98-1 effective January 1, 1999. The adoption of the statement did not have a material effect on the financial statements.

     In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. The Company adopted the SOP 98-5 effective January 1, 1999. The implementation of SOP 98-5 did not have a material effect on the financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides additional guidance in applying generally accepted accounting principles to revenue recognition in the financial statements. The Company adopted SAB 101 retroactively for all periods presented and the implementation of SAB 101 did not have a material effect on the financial statements.

3. INVENTORIES

     Inventories at December 31, 1998 and 1999 consisted of purchased finished goods available for resale with a cost of $16,000 and $2.0 million, respectively.

4. PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consists of the following (in thousands):

                                                              1998     1999
                                                              ----    ------
Equipment and software, including assets under capital
  leases of $75 at 1998 and $2,431 at 1999..................  $174    $3,429
Furniture and fixtures......................................    16       468
Leasehold improvements......................................    --       176
                                                              ----    ------
                                                               190     4,073
Less: Accumulated depreciation and amortization, including
  amounts related to assets under capital leases of $17 at
  1998 and $388 at 1999.....................................   (42)     (564)
                                                              ----    ------
          Total.............................................  $148    $3,509
                                                              ====    ======

                             INTERNETCONNECT, INC.

5. DEBT

CONVERTIBLE NOTES PAYABLE

     Convertible notes payable at December 31 consists of the following (in thousands):

                                                              1998    1999
                                                              ----   ------
10% Convertible subordinated note...........................  $10    $   10
10-12% Convertible subordinated notes.......................   --       265
6% Convertible promissory note..............................   --     7,500
                                                              ---    ------
          Total.............................................  $10    $7,775
                                                              ===    ======

     In August 1998, the Company issued a convertible subordinated note (the "Note") in exchange for $10,000. As defined in the agreement, the Note is convertible into common stock at a conversion price of $1.00 per share upon the occurrence of certain events, bears interest at 10% per annum and matures in August 2003, if not converted.

     During March through October of 1999, the Company issued seven convertible notes (the "Notes") in exchange for $265,000. As defined in the agreement, the Notes are convertible into common stock of the Company at a conversion price ranging from $1.00 to $2.15 per share upon the occurrence of an IPO or a sale of the Company, bear interest ranging from 10% to 12% per annum and mature from March 2002 to May 2003, if not converted. In March 2000, $250,000 of convertible promissory notes were converted into 116,279 shares of the Company's common stock.

     In November 1999, the Company issued a convertible promissory note in exchange for advances to purchase inventory of $7.5 million. As defined in the agreement, this promissory note is convertible into 2,761,210 shares of Series C mandatorily redeemable convertible preferred stock (the "Series C Preferred Stock") based on a conversion price of $2.7162 per share. This promissory note bears interest at a rate of 6.0% per annum, with accrued interest payable on the 15th of each month, commencing January 1, 2000. During 1999, the Company purchased product totaling $2.0 million in connection with the convertible promissory note. During March 2000, this note was converted into 2,761,210 shares of Series C Preferred Stock (see Note 12). Under the product financing agreement, the Company has the right to repurchase securities at the original issuance price equal to the lesser of $3,500,000 or the unused inventory advances at December 31, 2000. Since the Note was issued to a supplier from whom the Company purchases inventory and has other sales and marketing arrangements, the Company is accounting for this transaction under the provisions of EITF 96-18. Accordingly, the Company recorded the stock-based charge in the statement of operations. For the year ended December 31, 1999, the total non-cash charge was $9.6 million which was based on the deemed fair value of the Series C Preferred Stock less the $2.7162 conversion price and multiplied by the 1,472,645 shares issuable under a fixed commitment to convert $4.0 million of convertible promissory notes into Series C Preferred Stock. This non-cash charge resulted in an increase in the Company's net loss per share for the year ended December 31, 1999. The Company may incur further charges if additional inventory purchases are made against unused advances on inventory through December 31, 2000.

                             INTERNETCONNECT, INC.

5. DEBT (CONTINUED)
     The aggregate amount of required principal payments under the Company's convertible notes payable at December 31, 1999 is as follows (in thousands):

2000........................................  $7,500
2001........................................      --
2002........................................     250
2003........................................      25
                                              ------
                                              $7,775
                                              ======

PRODUCT FINANCING

     In September 1999, the Company entered into an agreement with a media company for the right to purchase up to $20 million in advertising products and/or services through December 31, 2001. As of December 31, 1999, $443,000 of purchases were made by the Company under the terms of the agreement.

     The agreement is a non-interest bearing credit facility which is being discounted at 10%. Payments for amounts due under the agreement are payable in three annual installments commencing on the fourth anniversary of the date of the agreement. Accordingly, the amortized balance of the debt of $282,000, net of $161,000 of discount, is classified as non-current product financing debt in the balance sheet.

     In the event the Company effects the IPO, the media company has a one-time option, at the IPO date, to accept payment for the unpaid facility amount representing purchases up to the IPO date in the form of (i) cash in three equal installments commencing on the first anniversary of the effective date of the IPO or (ii) exchange the unpaid facility amount at the IPO date (the "Exchanged Facility Amount") for a five year warrant to purchase up to the number of shares of the Company's common stock attainable by dividing amounts outstanding under the credit facility up to the IPO date by the IPO price of the Company's common stock. The exercise price of the warrant would be the IPO price of the Company's common stock.

     If the warrant exchange option is elected (in lieu of receiving cash installments), after two years from the effective date of the IPO, a true up will be performed. If the highest closing sales price of the Company's common stock (during the period 180 days after the IPO and the two years following the warrant's issuance date) multiplied by the number of warrants less the aggregate exercise price equals or exceeds the Exchanged Facility Amount, no monies from the Company are due to the media company. If the aforementioned calculation is less than the Exchanged Facility Amount, then the Company will owe the difference to the media company. This difference cannot exceed the Exchange Facility Amount.

     Since the warrants are contingently issuable upon the occurrence of an IPO, no value has been recognized in the accompanying financial statements. When issued, the warrants will be accounted for in accordance with EITF 96-18. The then fair value of the warrants based on the Black-Scholes option pricing model, if issued, will be recorded as a charge to the results of operations. In April 2000, the media company agreed to exchange the unpaid facility amount (at the IPO date) for warrants as described above. Such election will not be effective if the IPO effective date is later than August 1, 2000.

                             INTERNETCONNECT, INC.

5. DEBT (CONTINUED)
     The required principal payments on the amount outstanding under the product financing facility at December 31, 1999 are as follows (in thousands):

             YEAR ENDING DECEMBER 31
             -----------------------
2000..............................................  $     --
2001..............................................        --
2002..............................................        --
2003..............................................       148
2004 and thereafter...............................       295
                                                    --------
                                                    $    443
                                                    ========

6. INCOME TAXES

     Through December 23, 1998, the Company operated as a California limited liability company whose earnings and losses flowed to and were taxed solely at the limited liability company member level. The Company's conversion from a limited liability company to a C-Corporation did not have a material impact on the Company's financial position or results of operations. The provision for income taxes reflects the minimum California franchise tax for 1997, 1998 and 1999.

     Deferred tax assets and liabilities at December 31, 1998 were not material. The primary components of deferred tax assets and liabilities at December 31, 1999 are (in thousands):

                                                               1999
                                                              -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 4,521
  Product financing.........................................      112
  Accrued liabilities.......................................       55
  Accrued vacation..........................................       33
  Allowance for doubtful accounts...........................       17
  Other.....................................................        5
                                                              -------
                                                                4,743
Less: Valuation allowance...................................   (4,724)
                                                              -------
                                                                   19
Deferred tax liabilities:
  Depreciation and amortization.............................      (19)
                                                              -------
Net deferred tax assets.....................................  $    --
                                                              =======

     Because management believes it is more likely than not that the deferred tax assets will not be realized, a full valuation allowance has been established. At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $11.8 million and $5.9 million which begin to expire in 2019 and 2004, respectively. The Internal Revenue Code of 1986, as amended, includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including changes in ownership. Utilization of the Company's net operating loss carryforwards to offset future income may be limited.

                             INTERNETCONNECT, INC.

7. CONCENTRATION OF CREDIT RISK, SIGNIFICANT VENDORS AND SEGMENT REPORTING

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with major financial institutions; at times, such balances with any one financial institution may exceed FDIC insurance limits. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company extends differing levels of credit to customers and generally does not require collateral. The Company maintains reserves for potential credit losses based upon the expected collectibility of accounts receivable. To date, such losses have been within management's expectations.

     For the year ended December 31, 1999, the Company purchased inventory from one supplier totalling $2.4 million, which accounted for 76.6% of all inventory purchases.

     The Company operates in one industry segment providing integrated broadband access to the Internet. The Company's business operations are currently conducted solely in the United States.

8. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases its facilities and certain assets under noncancellable leases through 2002, excluding various renewal options. The following are the minimum lease payments under these leases (in thousands):

                                                              CAPITAL    OPERATING
                  YEAR ENDING DECEMBER 31,                    LEASES      LEASES
                  ------------------------                    -------    ---------
  2000......................................................  $1,079      $  604
  2001......................................................   1,033         466
  2002......................................................     504         419
  2003......................................................      --         433
  2004......................................................      --         257
                                                              ------      ------
Minimum lease payments......................................   2,616      $2,179
                                                                          ======
Less: Amount representing interest..........................     391
                                                              ------
Present value of minimum lease payments.....................   2,225
Less: Current portion.......................................     858
                                                              ------
Long-term portion...........................................  $1,367
                                                              ======

     Total rental expense pertaining to operating leases for the years ended December 31, 1997, 1998 and 1999 was approximately $28,000, $41,000 and
$270,000, respectively.

LITIGATION

     From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

VENDOR AGREEMENTS

     The Company has entered into services agreements with two of its DSL circuitry providers. The Company has committed to purchase 50,000 and 15,000 DSL lines through December 1, 2001 and March 8, 2001, respectively. If the Company fails to meet these volume commitments, the Company is subject to

                             INTERNETCONNECT, INC.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) penalties consisting of increased pricing on monthly service charges for installed lines or additional payments based on the shortfall of actual compared to committed lines.

9. CAPITALIZATION

LLC MEMBERSHIP INTERESTS AND COMMON STOCK

     During 1997 and 1998, the LLC received total proceeds of $575,000 through the issuance of Class A ($300,000) and Class B ($275,000) Capital Units. The Class A units were issued with 14% preferred return rights. In January 1999, pursuant to an exchange offer (the "Agreement") the Class A Units were exchanged into 14% convertible subordinated notes of the Company which were convertible into one share of the Company's common stock for each dollar of principal amount of the note. In connection with the Agreement, the Company issued 387,000 shares of common stock for $321,000. During September 1999, the 14% convertible subordinated notes were converted into 305,000 shares of common stock. In May 1999, under the terms of the Merger Agreement (see Note 1) the Company issued to the founding members of LLC 11,684,000 shares of common stock, based on the conversion ratio of 9,094.5837 shares of common stock to each LLC membership unit.

     During 1998 and 1999, the Company completed a private placement offering and issued 406,000 shares at $2.00 per share.

     In July 1999, the Company entered into a founder's stock agreement with one of the major shareholders which granted the Company a repurchase option on 7,786,625 shares. In the event of the termination of employment, the repurchase option enables the Company to repurchase a specific number of shares over three years according to the following schedule: 50% of such shares were released on July 16, 1999, and 1/36 of such total are released from the repurchase option on the first day of each succeeding month, beginning in August 1999. In addition, all shares are immediately released from the repurchase option upon a change in control. At December 31, 1999, 3,352,575 shares of common stock were subject to repurchase.

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Preferred stock at December 31, 1999 consisted of the following (in thousands, except per share amounts):

                                                             ISSUANCE
                                  SHARES        SHARES       VALUE PER    REDEMPTION    LIQUIDATION
            SERIES              AUTHORIZED    OUTSTANDING      SHARE        AMOUNT        AMOUNT
            ------              ----------    -----------    ---------    ----------    -----------
A.............................    13,333        13,333        $0.7500      $10,367        $10,367
B.............................    10,151        10,151         0.9852       10,002         10,002
                                  ------        ------                     -------        -------
Total.........................    23,484        23,484                     $20,369        $20,369
                                  ======        ======                     =======        =======

     In connection with the issuance of the Series B mandatorily redeemable convertible preferred stock ("Preferred Stock") for $10.0 million in December 1999, the Company recorded additional paid in capital of $10.0 million offset by a non-cash charge to equity relating to the beneficial conversion feature of the Preferred Stock. This charge is calculated using the deemed fair value of common stock on the commitment date for the issuance of the Preferred Stock, subtracting the conversion price and then multiplying the resulting amount by the number of shares of common stock (10,150,490) into which the shares of Preferred Stock are convertible. This non-cash equity charge resulted in an increase in the Company's net loss per share attributable to common stockholders for the year ended December 31, 1999. There was no beneficial conversion feature relating to the issuance of the Series A mandatorily redeemable convertible preferred stock.

                             INTERNETCONNECT, INC.

9. CAPITALIZATION (CONTINUED)
     The holders of the Preferred Stock have various rights and preferences as follows:

Conversion

     Each share of Preferred Stock shall be convertible, at the option of the holder (and automatically on the effective date of an IPO), into fully paid and nonassessable shares of common stock at the conversion rate. The conversion rate is determined by dividing the original issue price by the conversion price, as defined in the Company's Certificate of Incorporation, in effect on the date the certificate is surrendered for conversion. Each share of Preferred Stock is convertible into one share of the Company's common stock at December 31, 1999.

     Each share of Preferred Stock will automatically convert into shares of common stock, at the conversion price, as defined in the Certificate of Incorporation, in effect at the time of the earlier of (i) a firm commitment underwritten public offering, as defined in the Company's Certificate of Incorporation, at a price not less than $5.00 per share and not less than $20 million aggregate, or (ii) the date specified by written consent or agreement of the holders of 60% percent of the outstanding shares of such preferred series.

Dividends

     Each share of Series A Preferred Stock and Series B Preferred Stock provides for discretionary cumulative dividends of $.06 and $.078816 per share per annum, respectively.

Voting

     Each share of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock that could be converted on the date of the vote.

Redemption

     Upon receipt by the Company of a written request, as defined in the Certificate of Incorporation, from the holders of a majority of the then-outstanding Preferred Stock, the Company shall redeem each share of the then-outstanding Preferred Stock at market value as defined in the Certificate of Incorporation, but not less than the original issuance price, plus (i) an amount equal to 8% per annum on the original per share issue price and (ii) accrued dividends, if any. Such redemption shall be payable in three installments, commencing on July 1, 2005 for Series A and December 1, 2005 for Series B. If written request for repayment were made on July 1, 2005 and December 31, 2005, for Series A and Series B, respectively, redemption amounts for Series A and Series B would each be approximately $14.8 million.

Liquidation Preference

     Upon liquidation, the holders of Series A and Series B would receive $.75 and $.9852 per share, respectively, plus any declared but unpaid dividends. If at the time of liquidation the assets and funds to be distributed are insufficient to permit the above disbursement, then the entire available assets and funds shall be distributed ratably among the preferred stockholders. Upon the completion of the above distribution, any remaining assets would be distributed among the Series A and Series B stockholders and common stockholders ratably, based on the number of shares held by each; with a maximum per share amount of $.75 and $.9852, respectively.

                             INTERNETCONNECT, INC.

10. STOCK OPTIONS AND WARRANTS

     In September 1999, the Company adopted the 1999 Stock Option, Deferred Stock and Restricted Stock Plan ("Plan") and the Executive Stock Option, Deferred Stock and Restricted Stock Plan ("Executive Plan" and collectively, "Plans").

     Under the terms of the Plans, as amended in December 1999, options to purchase 9,000,000 shares of common stock were reserved. As of December 31, 1999, 4,956,887 options to purchase shares of common stock were available for future grant.

     The Plans provide for the issuance of non-qualified and incentive stock options to employees, non-employee members of the board of directors and consultants. The exercise price per share is not to be less than 85% of the fair market value per share of the Company's common stock on the date of grant for non-qualified and 100% for incentive stock options. The purchase price, if granted to an employee who owns 10% or more of the common stock, must be granted at no less than 110% of the fair market value of the Company's common stock on the date of grant. The Board of Directors has the discretion to determine the vesting schedule. Options may be either immediately exercisable or in installments, but generally vest over a four-year period from the date of grant. In the event of a change in control, unless otherwise determined by the Administrator or the Board of Directors, all stock options, restricted stock and deferred stock will fully vest and any indebtedness will be forgiven. In the event the holder ceases to be employed by the Company, all unvested options terminate and all vested installment options may be exercised within an installment period following termination. In general, options expire ten years from the date of grant.

     A summary of the status of the Company's stock options, as of December 31, 1999, is presented below (shares in thousands):

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                                       EXERCISE
                                                              SHARES     PRICE
                                                              ------   ---------
Outstanding at beginning of year............................     --      $ --
  Granted -- price equals fair value........................     --        --
  Granted -- price less than fair value.....................  4,174       .15
  Exercised.................................................     --        --
  Cancelled.................................................   (131)      .15
                                                              -----      ----
Outstanding at year-end.....................................  4,043      $.15
                                                              =====      ====
Options exercisable at year-end.............................    176      $.15
                                                              =====      ====

     The weighted-average deemed fair value of options granted to employees for the year ended December 31, 1999 was $5.57 per share.

     Additional information with respect to the outstanding options as of December 31, 1999 is as follows (shares in thousands):

                OPTIONS OUTSTANDING
                -------------------                        OPTIONS EXERCISABLE
    NUMBER                             RANGE AND           -------------------
OUTSTANDING AT   WEIGHTED-AVERAGE   WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
 DECEMBER 31,       REMAINING           EXERCISE        NUMBER         EXERCISE
    PRICE        CONTRACTUAL LIFE        PRICE         OF SHARES        PRICE
--------------   ----------------   ----------------   ---------   ----------------
    4,043              9.76               $.15            176            $.15
    -----                                                 ---

                             INTERNETCONNECT, INC.

10. STOCK OPTIONS AND WARRANTS (CONTINUED)
     In connection with its grants of options to employees and officers, the Company recorded unearned deferred compensation of $22.4 million. This amount will be amortized over the related vesting periods (generally four years). The Company recognized compensation expense of $3.3 million relating to these stock option grants during 1999.

     Pursuant to the additional disclosure requirements of SFAS No. 123, the fair values of options and warrants granted to directors, employees and officers during 1999 were calculated on the respective grant dates using the minimum value method using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 0%, (iii) weighted-average risk-free interest rate of 5.8% (iv) weighted-average expected life of four years, and (v) assumed forfeiture rate of 0%. If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, net loss for the year ended December 31, 1999 would have changed to the pro forma amounts indicated below (in thousands):

                                                          YEAR ENDED
                                                       DECEMBER 31, 1999
                                                       -----------------
Net loss:
  As reported........................................      $(25,344)
                                                           ========
  Pro forma..........................................      $(25,365)
                                                           ========
Net loss attributable to common stockholders:
  As reported........................................      $  (3.98)
                                                           ========
  Pro forma..........................................      $  (3.98)
                                                           ========

WARRANTS

     During 1999, the Company issued warrants to purchase a total of 123,000 shares of common stock for services rendered by a law firm. The warrants issued with exercise prices of $0.15 and $1.00 per share are fully vested, non-forfeitable and are immediately exercisable and expire in 2004. The fair value of warrants was determined using a Black-Scholes option pricing model and resulted in a non-cash charge of approximately $441,000, which was recognized as expense during the year ended December 31, 1999.

11. NET LOSS PER SHARE

     As discussed in Note 1, the Company changed its legal structure from a limited liability company to a C-Corporation. Accordingly, the historical net loss per share for the periods prior to conversion have been presented as if the Company had been a C-Corporation.

                             INTERNETCONNECT, INC.

11. NET LOSS PER SHARE (CONTINUED)
     The following table sets forth the computation of basic, diluted and pro forma net loss per share for the years ended December 31 (in thousands, except per share amounts):

                                                               1997      1998       1999
                                                              ------    ------    --------
Historical presentation
Numerator:
  Net loss..................................................  $ (199)   $ (477)   $(25,344)
  Charges relating to mandatorily redeemable convertible
     preferred stock:
     Equity charge for beneficial conversion feature........      --        --     (10,000)
     Accretion of redemption value on convertible preferred
       stock................................................      --        --        (369)
                                                              ------    ------    --------
  Net loss attributable to common stockholders..............  $ (199)   $ (477)   $(35,713)
                                                              ======    ======    ========
Denominator:
  Weighted average shares...................................   9,148    10,492      12,337
  Common shares subject to repurchase.......................      --        --      (3,353)
                                                              ------    ------    --------
  Adjusted weighted average shares..........................   9,148    10,492       8,984
                                                              ======    ======    ========
Basic and diluted net loss per share attributable to common
  stockholders..............................................  $ (.02)   $ (.05)   $  (3.98)
                                                              ======    ======    ========
Pro forma presentation
Numerator:
  Net loss attributable to common stockholders..............                      $(35,713)
  Charges relating to mandatorily redeemable convertible
     preferred stock:
     Equity charge for beneficial conversion feature........                        10,000
     Accretion of redemption value on convertible preferred
       stock................................................                           369
                                                                                  --------
                                                                                  $(25,344)
                                                                                  ========
Denominator:
  Shares used above.........................................                         8,984
  Weighted average effect of pro forma conversion of
     securities (unaudited):
     Series A mandatorily redeemable convertible preferred
       stock................................................                         6,137
     Series B mandatorily redeemable convertible preferred
       stock................................................                           278
     Convertible notes payable..............................                           227
                                                                                  --------
Denominator for pro forma basic and diluted calculation
  (unaudited)...............................................                        15,626
                                                                                  ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                      $  (1.62)
                                                                                  ========

                             INTERNETCONNECT, INC.

11. NET LOSS PER SHARE (CONTINUED)
     The following table sets forth common stock equivalents (potential common stock) that are not included in the diluted net loss per share attributable to common stockholders calculation above because their effect would be antidilutive for the periods indicated (in thousands):

                                                                 1999
                                                                ------
Series A preferred stock....................................    13,333
Series B preferred stock....................................    10,151
Common shares subject to repurchase.........................     3,353
Convertible notes payable...................................     2,902
Warrants....................................................       123
Stock options...............................................     4,043
                                                                ------
                                                                33,905
                                                                ======

12. SUBSEQUENT EVENTS

     In March 2000, the Company issued 2,761,210 shares of mandatorily redeemable convertible Series C preferred stock upon the conversion of the $7.5 million convertible note payable (see Note 5) at $2.7162 per share.

     During the three months ended March 31, 2000, the Company granted stock options to employees and non-employee directors and will continue to grant options under the Plan and the Executive Plan. The Company recorded unearned deferred compensation of approximately $19.6 million as a result of such grants of stock options with exercise prices per share below the deemed fair value per share of common stock at the dates of grant.

     In March 2000, the Company entered into a ten year lease agreement for its new headquarter facilities. The Company has committed to issue five-year warrants to purchase shares of the Company's common stock in the event that the Company completes its IPO. The aggregate number of shares of common stock issuable upon exercise of the warrants is the product of $1.0 million divided by the IPO price of the Company's common stock. When issued, the Company will record additional rent expense based on the fair value of the warrants.

     In March 2000, the Company entered into a strategic relationship and agreement with a third party. Under the terms of the agreement, the Company has committed to purchase a minimum of $41.8 million of data transport facilities and other services from the third party over the 20 year term of the agreement. In April 2000, the Company purchased $10.0 million of indefeasible rights of use of certain fiber optic circuits against the commitment. In addition, the third party has committed to offer the Company's DSL and private network services to its customers and to sell 2,000 InternetConnect DSL lines within a three-year period. The third party invested $5.0 million in the Company's Series D Preferred Stock financing. The Company has agreed to jointly market to the third party's dial-up customer base. The two companies will also sublease collocation facilities from each other for terms ranging from five to eleven years.

     In April 2000, the Company issued 6,174,123 shares of mandatorily redeemable convertible Series D Preferred Stock for approximately $52.6 million at $8.52124 per share. In connection with the issuance of the Series D Preferred Stock, the Company expects to incur substantial non-cash charges relating to the beneficial conversion features on the preferred stock issuances.

     In April 2000, the Company entered into a 3-year $7.5 million equipment lease facility, which will be increased to $22.5 million upon completion of an IPO by August 31, 2000, with a vendor. The Company also has the ability to receive $2.5 million as a bridge loan. Amounts borrowed under the bridge loan bear interest

                             INTERNETCONNECT, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
at 12% per annum, however, no interest will be due if, on or before March 29, 2001, the market value of the Company's common stock exceeds $27.50 per share. All amounts borrowed must be repaid by March 30, 2001. This loan and lease facility is primarily secured by all equipment leased from the vendor under the agreement. In connection with this arrangement, the Company issued warrants to the vendor to purchase up to 117,371 shares of common stock at an exercise price of $8.52 per share. The Company estimated the fair value of these warrants as $1.5 million using the Black-Scholes option pricing model and will amortize this charge over the life of the lease facility as additional interest expense.

     In April 2000, the Company and a supplier agreed to enter into a $25.0 million secured credit facility. Amounts borrowed under this facility will bear interest at the rate of 12% per annum. All amounts borrowed are to be repaid the earlier of five days following the closing of an effective IPO or March 30, 2001. The Company also issued to this vendor warrants to purchase up to 293,384 shares of common stock at an exercise price of $8.52 per share. The Company estimated the fair value of these warrants as $2.4 million using the Black-Scholes option pricing model and will amortize this charge over the life of the credit facility as additional interest expense.

     In April 2000, the Board approved the Employee Stock Purchase Plan, under which 3,000,000 shares of the Company's common stock were reserved for issuance which will become effective upon completion of the IPO, plus annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 1% of the outstanding shares of common stock on such date, and (iii) such lesser amount as may be determined by the Board. Unless sooner terminated by the Board, the Plan will terminate in March 2010.

                              [INSIDE BACK COVER]

                            [ARTWORK TO BE INSERTED]

                                     [LOGO]

                    [OUTSIDE BACK COVER -- TO BE DISCUSSED]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $26,400
NASD filing fee.............................................  $
Nasdaq National Market listing fee..........................  $
Printing and engraving costs................................  $
Legal fees and expenses.....................................  $
Accounting fees and expenses................................  $
Blue Sky fees and expenses..................................  $
Directors and Officers Insurance............................  $
Transfer Agent and Registrar fees...........................  $
Miscellaneous expenses......................................  $
                                                              -------
     Total..................................................  $
                                                              =======

ITEM 14 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada Corporation Law provides for indemnification by a corporation of its directors and officers. Our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Nevada law. Our bylaws provide for the indemnification of officers, directors and third parties acting on behalf of InternetConnect, Inc., if, as required under Nevada law, such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified such person had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.

     Reference is also made to Section   of the form of Underwriting Agreement
contained in Exhibit 1.1 hereto, indemnifying officers and directors of InternetConnect, Inc. against certain liabilities.

ITEM 15  RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, or otherwise, to information about us.

          (1) Pursuant to an exchange offer beginning October 31, 1998 and ending June 1, 1999, we issued an aggregate of $305,000 in 14% convertible subordinated notes, 66,063 shares of our common stock and an aggregate of 900,000 warrants to purchase an aggregate of 900,000 shares of common stock at an exercise price of $1.00 per share.

          (2) From the period beginning October 31, 1998 and ending June 1, 1999, we issued an aggregate of 320,917 shares of common stock pursuant to the exercise of the warrants referred to in paragraph (1) above at an exercise price of $1.00 per share.

          (3) In September 1999, we issued an aggregate of 305,000 shares of our common stock to certain investors pursuant to the conversion of the 14% convertible subordinated notes with a conversion of one share for each $1.00 principal amount of note.

          (4) From the period beginning November 2, 1998 and ending June 1, 1999, we issued and sold an aggregate of 406,000 shares of our common stock at $2.00 per share to employees, consultants and certain investors for an aggregate purchase price of $812,000.

          (5) In July 1999, we sold an aggregate of 13,333,334 shares of our Series A Preferred Stock for $0.75 per share to a group of private investors for an aggregate purchase price of $10,000,000.

          (6) In March 2000, we issued an aggregate of 116,279 shares of our common stock to certain investors pursuant to the conversion of notes with a conversion price of one share for each $2.15 principal amount of note. The notes were issued in March 1999.

          (7) In December 1999, we sold an aggregate of 10,150,490 shares of our Series B Preferred Stock for $0.9852 per share to a group of private investors for an aggregate purchase price of $10,000,000.

          (8) In March 2000, we issued an aggregate of 2,761,210 shares of our Series C Preferred Stock for $2.7162 per share to a certain investor, which was paid through the conversion of a $7,500,000 convertible promissory note. The convertible promissory note was issued in November 1999.

          (9) In April 2000, we sold an aggregate of 6,174,123 shares of our Series D Preferred Stock for $8.52124 per share to a group of private investors for an aggregate purchase price of $52,611,184.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

 1.1*     Form of Underwriting Agreement
 2.1*     Agreement and Plan of Merger of ICNT, Inc. (a California
          corporation) and InternetConnect, Inc. (a Nevada
          corporation)
 2.2*     Agreement and Plan of Merger of InternetConnect, Inc. (a
          Delaware Corporation) and InternetConnect, Inc. (a Nevada
          Corporation)
 3.1*     Amended and Restated Certificate of Incorporation
 3.2*     Bylaws of the Registrant
 4.1*     Specimen Common Stock Certificate
 4.2      Warrant to Purchase Shares of Common Stock, dated June 1,
          1999, between the Registrant and Freshman, Marantz,
          Orlanski, Cooper & Klein
 4.3      Warrant to Purchase Shares of Common Stock, dated December
          1, 1999, between the Registrant and Freshman, Marantz,
          Orlanski, Cooper & Klein
 4.4      Warrant to Purchase Shares of Common Stock, dated January 6,
          2000, between the Registrant and Cary Sacks
 4.5      Warrant to Purchase Shares of Common Stock, dated February
          23, 2000, between the Registrant and Howard Fisher
 4.6      Warrant to Purchase Shares of Common Stock, dated March 28,
          2000, between the Registrant and Kevin Herbert
 4.7      Warrant to Purchase Shares of Common Stock, dated March 28,
          2000, between the Registrant and Howard Fisher
 4.8      Warrant to Purchase Shares of Common Stock, dated April 2,
          2000, between the Registrant and Michael Robert
 5.1*     Opinion of Kirkpatrick & Lockhart LLP
10.1      1999 Stock Option, Deferred Stock and Restricted Stock Plan
10.1(a)*  Amendment No. 1 to 1999 Stock Option, Deferred Stock and
          Restricted Stock Plan
10.2      1999 Executive Stock Option, Deferred Stock and Restricted
          Stock Plan
10.3*     2000 Employee Stock Purchase Plan
10.4      Series A Stock Purchase Agreement, dated July 16, 1999, by and among the Registrant and Investors listed on Exhibit A thereto
10.5      Founder's Stock Purchase Agreement, dated July 16, 1999, by and between the Registrant and Clifford H. Young
10.6      Series B Stock Purchase Agreement, dated December 21, 1999, by and among the Registrant and Investors listed on Exhibit
          A thereto
10.7      Series C Stock Purchase Agreement, dated March 28, 2000, by and among the Registrant and Cabletron Systems, Inc.
10.8      Series D Stock Purchase Agreement, dated April 13, 2000, by and among the Registrant and Investors listed on Exhibit A thereto
10.9      Third Restated Investors Rights Agreement, dated April 13,
          2000, by and among the Registrant and Investors listed on
          Exhibit A thereto
10.10     Third Restated Shareholders Agreement, dated April 13, 2000, by and among the Registrant and Investors listed on Exhibit
          A thereto

10.11     Offer Letter from Registrant to John W. Combs dated August
          2, 1999
10.12     Offer Letter from Registrant to Clifford H. Young dated June
          14, 1999
10.13*    Form of Indemnification Agreement between the Registrant and its directors and its executive officers
10.14*    Lease Agreement by and between the Registrant and Cisco
          Systems Capital Corporation.
10.15*    Services Agreement between the Registrant and Covad
          Communications Company, dated March 16, 1999.
10.16*    XDSL Joint Market Development Agreement dated March 8, 1999, between the Registrant and NorthPoint Communications, Inc.
10.17*    Master Purchase Agreement dated March 31, 2000 by and
          between Winstar Wireless, Inc. and the Registrant
10.18*    Business Lease between Registrant and Spieker Properties,
          L.P., dated March 19, 1999
10.19*    First Amendment to Business Lease between the Registrant and
          Spieker Properties L.P., dated July 22, 1999
10.20*    Office Lease dated March 30, 2000 between the Registrant and
          20770 Madrona, LLC
10.21*    Eller Outdoor Advertising Agreement dated September 1999
          between the Registrant and Eller Media Company
23.1      Consent of PricewaterhouseCoopers LLP
23.2*     Consent of Kirkpatrick & Lockhart LLP (contained in exhibit
          5.1)
24.1      Power of attorney (included on signature page of
          Registration Statement)
27        Financial Data Schedules

---------------
* To be filed by Amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17  UNDERTAKINGS

     We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 26th day of April, 2000.

                                          InternetConnect, Inc.

                                          By:     /s/ CLIFFORD H. YOUNG
                                            ------------------------------------
                                                     Clifford H. Young
                                            Chairman of the Board and President

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of InternetConnect, Inc. do hereby constitute and appoint Clifford H. Young, John W. Combs or Deanne M. Campbell, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including any post-effective amendment) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

               /s/ CLIFFORD H. YOUNG                     Chairman of the Board and        April 26, 2000
---------------------------------------------------              President
                 Clifford H. Young

                 /s/ JOHN W. COMBS                        Chief Executive Officer         April 26, 2000
---------------------------------------------------  (Principal Executive Officer) and
                   John W. Combs                                 Director

              /s/ DEANNE M. CAMPBELL                      Chief Financial Officer         April 26, 2000
---------------------------------------------------      (Principal Financial and
                Deanne M. Campbell                          Accounting Officer)

               /s/ STEVEN F. FOSTER                              Director                 April 26, 2000
---------------------------------------------------
                 Steven F. Foster

              /s/ BRION B. APPLEGATE                             Director                 April 26, 2000
---------------------------------------------------
                Brion B. Applegate

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
               /s/ FRANK J. MARSHALL                             Director                 April 26, 2000
---------------------------------------------------
                 Frank J. Marshall

              /s/ M. BERNARD PUCKETT                             Director                 April 26, 2000
---------------------------------------------------
                M. Bernard Puckett

                                 EXHIBIT INDEX

 1.1*    Form of Underwriting Agreement

 2.1*    Agreement and Plan of Merger of ICNT, Inc. (a California
         corporation) and InternetConnect, Inc. (a Nevada
         corporation)
 2.2*    Agreement and Plan of Merger of InternetConnect, Inc. (a
         Delaware Corporation) and InternetConnect, Inc. (a
         California Corporation)
 3.1*    Amended and Restated Certificate of Incorporation
 3.2*    Bylaws of the Registrant
 4.1*    Specimen Common Stock Certificate
 4.2     Warrant to Purchase Shares of Common Stock, dated June 1,
         1999, between the Registrant and Freshman, Marantz,
         Orlanski, Cooper & Klein
 4.3     Warrant to Purchase Shares of Common Stock, dated December
         1, 1999, between the Registrant and Freshman, Marantz,
         Orlanski, Cooper & Klein
 4.4     Warrant to Purchase Shares of Common Stock, dated January 6,
         2000, between the Registrant and Cary Sacks
 4.5     Warrant to Purchase Shares of Common Stock, dated February
         23, 2000, between the Registrant and Howard Fisher
 4.6     Warrant to Purchase Shares of Common Stock, dated March 28,
         2000, between the Registrant and Kevin Herbert
 4.7     Warrant to Purchase Shares of Common Stock, dated March 28,
         2000, between the Registrant and Howard Fisher
 4.8     Warrant to Purchase Shares of Common Stock, dated April 2,
         2000, between the Registrant and Michael Robert
 5.1*    Opinion of Kirkpatrick & Lockhart LLP
10.1     1999 Stock Option, Deferred Stock and Restricted Stock Plan
10.1(a)* Amendment No. 1 to 1999 Stock Option, Deferred Stock and
         Restricted Stock Plan
10.2     1999 Executive Stock Option, Deferred Stock and Restricted
         Stock Plan
10.3*    2000 Employee Stock Purchase Plan
10.4     Series A Stock Purchase Agreement, dated July 16, 1999, by and among the Registrant and Investors listed on Exhibit A thereto
10.5     Founder's Stock Purchase Agreement, dated July 16, 1999, by and between the Registrant and Clifford H. Young
10.6     Series B Stock Purchase Agreement, dated December 21, 1999, by and among the Registrant and Investors listed on Exhibit
         A thereto
10.7     Series C Stock Purchase Agreement, dated March 28, 2000, by and among the Registrant and Cabletron Systems, Inc.
10.8     Series D Stock Purchase Agreement, dated April 13, 2000, by and among the Registrant and Investors listed on Exhibit A thereto
10.9     Third Restated Investors Rights Agreement, dated April 13,
         2000, by and among the Registrant and Investors listed on
         Exhibit A thereto
10.10    Third Restated Shareholders Agreement, dated April 13, 2000, by and among the Registrant and Investors listed on Exhibit
         A thereto
10.11    Offer Letter from Registrant to John W. Combs dated August
         2, 1999

10.12    Offer Letter from Registrant to Clifford H. Young dated June
         14, 1999
10.13*   Form of Indemnification Agreement between the Registrant and its directors and its executive officers
10.14*   Lease Agreement by and between the Registrant and Cisco
         Systems Capital Corporation.
10.15*   Services Agreement between the Registrant and Covad
         Communications Company, dated March 16, 1999.
10.16*   XDSL Joint Market Development Agreement dated March 8, 1999, between the Registrant and NorthPoint Communications, Inc.
10.17*   Master Purchase Agreement dated March 31, 2000 between
         Winstar Wireless, Inc. and the Registrant.
10.18*   Business Lease between Registrant and Spieker Properties,
         L.P., dated March 19, 1999
10.19*   First Amendment to Business Lease between the Registrant and
         Spieker Properties L.P., dated July 22, 1999
10.20*   Office Lease dated March 30, 2000 between the Registrant and
         20770 Madrona, LLC
10.21*   Eller Outdoor Advertising Agreement dated September 1999
         between the Registrant and Eller Media Company
23.1     Consent of PricewaterhouseCoopers LLP
23.2*    Consent of Kirkpatrick & Lockhart LLP (contained in exhibit
         5.1)
24.1     Power of attorney (included on signature page of
         Registration Statement)
27       Financial Data Schedules

---------------
* To be filed by Amendment.